Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER by and among FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY, 5400 Merger Sub, Inc. and FBL FINANCIAL GROUP, INC. Dated as of January 11, 2021

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ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01	Conditions to each Party’s Obligation to Effect the Merger	51
Section 7.02	Conditions to the Obligation of the Company to Effect the Merger	51
Section 7.03	Conditions to the Obligation of Purchasers to Effect the Merger	52

ARTICLE VIII

TERMINATION

Section 8.01	Termination	53
Section 8.02	Effect of Termination	54
Section 8.03	Termination Fee; Expenses	54

ARTICLE IX

MISCELLANEOUS

Section 9.01	Nonsurvival of Representations, Warranties, Covenants and Agreements	56
Section 9.02	Amendment	56
Section 9.03	Waiver	56
Section 9.04	Special Committee Approval	56
Section 9.05	Governing Law	57
Section 9.06	Consent to Jurisdiction	57
Section 9.07	Waiver of Jury Trial	57
Section 9.08	Specific Performance	58
Section 9.09	Notices	58
Section 9.10	Entire Agreement	59
Section 9.11	No Other Representations or Warranties	59
Section 9.12	Assignment	60
Section 9.13	Counterparts	60
Section 9.14	No Third Party Beneficiaries	60
Section 9.15	Severability	60

SCHEDULES

Schedule I	Rollover Shareholders
Schedule II	Governmental Consents

EXHIBITS

Exhibit A	Articles of Incorporation
Exhibit B	Bylaws

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 11, 2021 (this “Agreement”), has been made and entered into by and among Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company (“Parent”), 5400 Merger Sub, Inc., an Iowa corporation (“Merger Sub” and, together with Parent, “Purchasers”) and FBL Financial Group, Inc., an Iowa corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company with the Company as the surviving corporation in accordance with the laws of the State of Iowa (“Iowa Law”), upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Class A common stock of the Company, without par value (each, a “Class A Common Share”), and Class B common stock of the Company, without par value (each, a “Class B Common Share”), other than Excluded Shares and Dissenting Shares, shall be converted into the right to receive $56.00 per share in cash, without interest;

WHEREAS, each of the shareholders of the Company listed on Schedule I (the “Rollover Shareholders”) has agreed that immediately prior to the Effective Time such shareholder shall contribute to Merger Sub such shareholder’s Common Shares in exchange for shares of Merger Sub upon the terms and subject to the conditions of the rollover agreement, dated as of the date hereof, by and among Merger Sub and each of the Rollover Shareholders (the “Rollover Agreement”);

WHEREAS, the Parties hereto intend that the Rollover Shareholders’ contribution of Common Shares to Merger Sub pursuant to the Rollover Agreement, together with the exchange of shares of Merger Sub received therefor for shares of the Surviving Corporation pursuant to the Merger, be disregarded for U.S. federal income Tax purposes (and analogous state and local income Tax purposes);

WHEREAS, as a condition and inducement to the willingness of the Company to enter into this Agreement, each Rollover Shareholder, pursuant to the Rollover Agreement, has agreed, upon the terms and subject to the conditions therein, to vote or cause to be voted any Common Shares and Series B Preferred Shares beneficially owned by such Rollover Shareholder in favor of the Merger, approving this Agreement and any other actions contemplated hereby and thereby in respect of which approval of the shareholders of the Company (the “Company Shareholders”) is requested;

WHEREAS, the board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of certain independent members of the Company Board under the applicable NYSE rules (and not affiliated with Parent) (the “Special Committee”)) has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Public Shareholders (as defined below), (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring the advisability and recommending that the Company Shareholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole shareholder, Parent, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending that Merger Sub’s sole shareholder, Parent, adopt this Agreement; and

WHEREAS, the board of directors of Parent has approved resolutions approving and adopting this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01          Definitions. In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 6.04(c).

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) fifteen percent (15%) or more of the outstanding Common Shares, (ii) fifteen percent (15%) or more (based on the fair market value thereof) of the assets (including equity securities of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and the Company Subsidiaries that constitute or generate fifteen percent (15%) or more of the total assets, consolidated revenues, net income or exposure to insurance or reinsurance liabilities of the Company and the Company Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than Parent) owning, directly or indirectly, fifteen percent (15%) or more of the outstanding Common Shares, (c) any merger, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any Company Subsidiary, other than, in each case, the transactions contemplated by this Agreement or (d) any combination of the foregoing.

“Action” means any action, claim, suit, investigation (other than any non-material ordinary course examination by any Governmental Entity), litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity or arbitrator or arbitration panel or similar Person or body.

“Adverse Company Recommendation” shall have the meaning set forth in Section 6.04(e).

“Affiliate” means, with respect to any Person, at the time in question, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, (a) Parent, IFBF and their respective Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of Parent, IFBF or their respective Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.

“Affiliated Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets or sells the Insurance Contracts, or any successors thereto, in each case, that are employees of the Company or its Affiliates (other than any employee of Purchasers or its Affiliates).

“Affordable Care Act” means the Affordable Care Act, as defined in Treasury Regulation section 54.4980H-1(a)(3).

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Incorporation” shall have the meaning set forth in Section 2.04(a).

“Articles of Merger” shall have the meaning set forth in Section 2.02.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.04(b).

“Benefit Plan” means each compensation or benefit plan, program, scheme, policy, practice, contract, agreement or other arrangement, including without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, stock option, stock appreciation rights, stock-based rights, medical, dental, vision, profit sharing, insurance, indemnity, employee counseling, employee assistance, wellness, legal services, retirement, supplemental retirement, severance, retention, termination, employment, consulting, change-of-control or fringe benefit plan, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former officer, employee, natural independent contractor or director (or their respective beneficiaries) of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any Liability.

“Book-Entry Shares” means each entry in the books of the Company (or its transfer agent) representing uncertificated Common Shares.

“Burdensome Condition” has the meaning set forth in Section 6.05(e).

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Iowa are authorized or required by law to be closed.

“Bylaws” shall have the meaning set forth in Section 2.04(b).

“Certificates” means each certificate representing one or more Common Shares.

“Chosen Courts” shall have the meaning set forth in Section 9.06.

“Class A Common Share” shall have the meaning set forth in the Recitals.

“Class B Common Share” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Share” means Class A Common Share or Class B Common Share.

“Company” shall have the meaning set forth in the Preamble.

“Company 10-K” shall have the meaning set forth in Section 4.01(b).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Equity Awards” means, collectively, the Company RSAs, the Company RSUs and the Company Stock Options.

“Company Equity Plans” means, collectively, the Company 2006 Class A Common Stock Compensation Plan, as amended through February 17, 2011, the Company Director Compensation Plan, as amended through December 15, 2011, the Company Executive Salary and Bonus Deferred Compensation Plan, as amended through August 21, 2013, the Company Cash-Based Restricted Stock Unit Plan, as amended through February 27, 2019, and the Farm Bureau Employer Match Deferred Compensation Plan (Frozen Plan).

“Company Insurance Subsidiaries” shall have the meaning set forth in Section 4.14(c).

“Company IP” shall have the meaning set forth in Section 4.12(a).

“Company Meeting Date” shall have the meaning set forth in Section 6.03.

“Company Recommendation” shall have the meaning set forth in Section 4.04(c).

“Company RSA” means each Common Share that is subject to a risk of forfeiture, along with any dividends accrued, accounted for, or otherwise recorded thereon that have not been paid to the holder of such Company RSA or reflected in additional Common Shares subject to such Company RSA.

“Company RSU” means a restricted stock unit in respect of a Common Share, including deferred units (but not Company Surplus Units) and any corresponding dividend equivalents accrued, accounted for, or otherwise recorded thereon that are reflected as additional Common Shares subject to such Company RSU.

“Company SAP Statements” shall have the meaning set forth in Section 4.14(a).

“Company Shareholders” shall have the meaning set forth in the Recitals.

“Company Shareholders’ Meeting” shall have the meaning set forth in Section 6.03.

“Company Stock Option” means an option to purchase Common Shares.

“Company Subsidiaries” shall have the meaning set forth in Section 4.03(a).

“Company Surplus Unit” means a restricted surplus unit granted under the Company Cash-Based Restricted Surplus Unit Plan.

“Contagion Event” means the outbreak and ongoing effects of contagious disease, epidemic or pandemic (including COVID-19).

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Covered Person” shall have the meaning set forth in Section 6.09(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.06(a).

“Distributors” means Affiliated Distributors and Independent Distributors.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect”.

“Effective Time” shall have the meaning set forth in Section 2.02.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.01.

“Excluded Shares” shall have the meaning set forth in Section 2.05(b)(i).

“GAAP” means accounting principles and practices generally accepted in the United States.

“Governmental Entity” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous, and any self-regulatory organization or securities exchange, and any other entity that exercises a legislative, judicial, regulatory, administrative, expropriation or taking power or function of or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IBCA” shall have the meaning set forth in Section 2.01(a).

“IFBF” means Iowa Farm Bureau Federation.

“Independent Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets or sells the Insurance Contracts, or any successors thereto, in each case, other than any employee of Purchasers or its Affiliates or the Company or its Affiliates.

“Insurance Contracts” means the insurance or annuity policies and Contracts, together with all binders, slips, certificates, applications, supplements, endorsements, riders and ancillary agreements thereto, issued or entered into by any Company Insurance Subsidiary prior to Closing.

“Intellectual Property” means all foreign and domestic: (a) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (b) patents and proprietary inventions and discoveries; (c) trade secrets and know-how; (d) copyrights, Software and works of authorship in any media; (e) all other intellectual property rights; and (f) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

“Intervening Event” means any material Effect occurring after the date of this Agreement and that was not reasonably foreseeable to the Company Board or the Special Committee prior to the execution of this Agreement that (a) is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto and (b) is not related to the market price or trading volume of the Company’s securities.

“Investment Company Act” means the Investment Company Act of 1940.

“Iowa Law” shall have the meaning set forth in the Recitals.

“Judgment” means any judgment, order, stipulation, determination, award, writ, injunction or decree entered by or with any Governmental Entity.

“Knowledge” means, with respect to the Company, the actual knowledge of the officers of the Company listed on Section 1.01 of the Company Disclosure Schedule.

“Law” means any United States or non-United States federal, state or local law, statute, ordinance, rule, regulation, code, Judgment, Permit, administrative ruling, or principle of common law or equity imposed by or on behalf of a Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 4.22.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or not asserted, direct or indirect, fixed or not fixed, executory, determined, determinable or otherwise, whether arising in the past, present or future.

“Lien” means any mortgage, pledge, lien, license, charge, restriction, claim, charge, option to purchase, security interest or encumbrance of any nature whatsoever (other than for or with respect to Taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Material Adverse Effect” means any change, development, effect, circumstance, state of facts or event (an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the results of operations, business, assets, properties or financial condition of the Company and its Subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any such Effect to the extent relating to or arising from (a) general political or economic conditions (including changes in interest rates or exchange rates) or securities, credit, financial or capital markets conditions, in each case in the United States or any foreign jurisdiction, (b) changes or conditions generally affecting the segments of the life insurance and/or annuity industries in the United States in which the Company and the Company Subsidiaries operate, (c) the occurrence, escalation, outbreak or worsening of any acts of war, armed hostilities, acts of terrorism or military conflicts, (d) changes in or adoption of any applicable Laws or applicable accounting regulations (including GAAP or SAP), (e) any failure by the Company and the Company Subsidiaries to meet any published projections, forecasts, predictions, estimates or expectations in respect of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company and the Company Subsidiaries to meet its or their internal or published projections, predictions, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (f) the negotiation, execution, announcement or pendency of this Agreement or the transactions contemplated hereby and the identity of, or any facts or circumstance specifically and particularly relating to, Parent or its Affiliates, including any action taken or not taken by the Company or any Company Subsidiary, in each case which is expressly required or prohibited by this Agreement, (g) any Contagion Event, or worsening of a Contagion Event existing as of the date of this Agreement, or any declaration of martial law, quarantine or similar directive, policy or guidance or other action by any Governmental Entity in response thereto or (h) earthquakes, wildfires, tornadoes, hurricanes, floods or other natural disasters; provided, however, that, with respect to clauses (a) through (d), (g) and (h), effects resulting from any Effect that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any Company Subsidiary compared to other life insurance and annuity companies in the United States will be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (but only to the extent of such disproportionate adverse effect).

“Material Contract” shall have the meaning set forth in Section 4.13(a).

“Maximum Premium” shall have the meaning set forth in Section 6.09(c).

“Measurement Date” shall have the meaning set forth in Section 4.02(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.05(b)(i).

“Merger Sub” shall have the meaning set forth in the Preamble.

“NYSE” shall have the meaning set forth in Section 4.02(b).

“Outside Date” shall have the meaning set forth in Section 8.01(b)(i).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall have the meaning set forth in Article V.

“Parent Expenses” shall have the meaning set forth in Section 8.03(b).

“Party” means each Party to this Agreement.

“Paying Agent” means a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Permits” shall have the meaning set forth in Section 4.10(b).

“Permitted Investments” shall have the meaning set forth in Section 3.01.

“Permitted Liens” means (a) any Liens for taxes, assessments and governmental charges or levies which are not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP or SAP, as applicable, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings, (f) easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report and that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of business of the Company and the Company Subsidiaries, as conducted on the date of this Agreement and (g) Liens that affect the underlying fee interest of any Leased Real Property.

“Person” means an individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Shares” shall have the meaning set forth in Section 4.02(a).

“Proxy Statement” shall have the meaning set forth in Section 6.02(a).

“Public Shareholders” means all of the holders of outstanding Common Shares, excluding (a) IFBF and its Affiliates, (b) Parent and its Affiliates and (c) the directors and officers of the Persons identified in the foregoing clauses (a) or (b).

“Purchasers” shall have the meaning set forth in the Preamble.

“Reinsurance Contracts” shall have the meaning set forth in Section 4.16.

“Representatives” shall have the meaning set forth in Section 6.04(a).

“Required Shareholder Vote” shall have the meaning set forth in Section 4.04(a).

“Restricted Stock Unit Consideration” shall have the meaning set forth in Section 2.07(a).

“Rollover Agreement” shall have the meaning set forth in the Recitals.

“Rollover Shareholders” shall have the meaning set forth in the Recitals.

“SAP” means, as to any Company Insurance Subsidiary, the statutory accounting principles and practices prescribed or permitted by the Governmental Entities responsible for the regulation of insurance companies in the jurisdiction in which such Company Insurance Subsidiary is domiciled.

“Schedule 13E-3” shall have the meaning set forth in Section 6.02(b).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.07(a).

“Securities Act” means the Securities Act of 1933.

“Separate Account” shall have the meaning set forth in Section 4.18(a).

“Series B Preferred Shares” shall have the meaning set forth in Section 4.02(a).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Special Committee” shall have the meaning set forth in the Recitals.

“Special Committee Financial Advisor” shall have the meaning set forth in Section 4.04(d).

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than fifty percent (50%) of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests); provided, that the Company and the Company Subsidiaries shall not be deemed to be Subsidiaries of Parent or its Affiliates for any purpose hereunder.

“Subsidiary Share Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” means a bona fide Acquisition Proposal (except that references to “fifteen percent (15%) or more” in the definition of such term will be deemed for purposes of this definition of Superior Proposal to be references to “more than fifty percent (50%)”) made in writing and not solicited in violation of Section 6.04 that the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view (including taking into account the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction consummated pursuant to this Agreement (including after taking into account any revisions to the terms of the transaction contemplated by Section 6.04(f) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Surviving Corporation” shall have the meaning set forth in Section 2.01(a).

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits, occupation, premium, social security (or similar), workers compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions and including any amount payable pursuant to an obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, and declaration of estimated Tax.

“Termination Fee” shall have the meaning set forth in Section 8.03(a).

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, goods and services, stock, conveyance, registration, securities transactions, real estate, real estate transfer, transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Section 1.02          Interpretation.

(a)           As used in this Agreement, references to the following terms have the meanings indicated:

(i)            to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)           to any Contract (including this Agreement) or “organizational document,” except for references (other than references to this Agreement) in the Schedules (including the Parent Disclosure Schedule and the Company Disclosure Schedule), are to the Contract or organizational document as amended, modified, supplemented or renewed from time to time;

(iii)          to any Law are to such Law as amended, modified or supplemented from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)          to any Governmental Entity include any successor to the Governmental Entity and to any Affiliate include any successor to the Affiliate;

(v)           to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)          to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)         to the “date of this Agreement,” “the date hereof” and words of similar import refer to January 11, 2021; and

(viii)        to “this Agreement” includes the Exhibits and Schedules (including the Parent Disclosure Schedule and the Company Disclosure Schedule) to this Agreement.

(b)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns shall be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)          Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)          The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(f)          The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)          No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

(h)           All capitalized terms used without definition in the Exhibits and Schedules (including the Parent Disclosure Schedule and the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER

Section 2.01          The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (the “IBCA”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under Iowa Law.

(b)           The Merger shall have the effects set forth herein and in the applicable provisions of the IBCA. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.02          Effective Time. As soon as practicable following the Closing, Merger Sub and the Company shall file with the Iowa Secretary of State the articles of merger (the “Articles of Merger”) executed in accordance with the relevant provisions of the IBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Iowa Secretary of State, or at such other time as is permissible in accordance with the IBCA and as the Parties may agree and is specified in the Articles of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.03          Closing. Unless otherwise agreed by the Parties in writing, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) provided in Article VII (the date of the Closing, the “Closing Date”).

Section 2.04          Articles of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a)           the articles of incorporation of the Company in effect immediately prior to the Effective Time shall be amended so as to read in their entirety in the form attached hereto as Exhibit A and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Articles of Incorporation”), until thereafter amended in accordance with its terms and as provided by the IBCA;

(b)           the bylaws of the Company in effect immediately prior to the Effective Time shall be amended so as to read in their entirety in the form attached hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with its terms and as provided by the IBCA;

(c)           the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Articles of Incorporation or Bylaws; and

(d)           the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Articles of Incorporation or Bylaws.

Section 2.05          Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any equity interests of the Company or Merger Sub, as applicable:

(a)           each common share, without par value, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share, without par value, of the Surviving Corporation;

(b)           subject to Section 2.06:

(i)            each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Common Shares (1) held by Merger Sub or Parent or (2) held by the Company in treasury or any wholly-owned Company Subsidiary (collectively, the “Excluded Shares”)) shall be converted into the right to receive $56.00 in cash, without interest (the “Merger Consideration”), and, when so converted, shall automatically be canceled and shall cease to exist, except the right to receive the Merger Consideration, without interest;

(ii)           each Excluded Share (other than Common Shares held by any wholly-owned Company Subsidiary) immediately prior to the Effective Time shall automatically be canceled and shall cease to exist; and

(iii)          each Common Share held by any wholly-owned Company Subsidiary shall remain outstanding.

(c)           each Preferred Share shall remain outstanding in accordance with its terms, including Sections 6 and 7 of the Certificate of Designations, Series B Cumulative Voting Preferred Stock of the Company and shall become preferred stock of the Surviving Corporation, having in respect of such Surviving Corporation insofar as possible (and without prejudice to the holders of each Preferred Share) the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Shares had immediately prior to such transaction.

Section 2.06          Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Common Shares in accordance with Sections 490.1301 through 490.1303 and Sections 490.1320 through 490.1326 of the IBCA (collectively, the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration, and instead such shareholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the applicable provisions of the IBCA; provided, however, that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares under the IBCA shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such Common Shares in accordance with Article III or, in the case of holders of Book-Entry Shares, automatically in accordance with Article III, and in each case, shall cease to be Dissenting Shares hereunder.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the IBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.07          Treatment of Equity Awards.

(a)           Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee administering the Company Equity Plans) shall adopt resolutions (which resolutions shall be subject to the prior review and approval of Purchasers, which approval shall not be unreasonably withheld, conditioned or delayed) providing that, effective upon the Effective Time, subject to Section 3.06:

(i)            Each Company RSA that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive the Merger Consideration in accordance with Section 2.05(b).

(ii)           Each Company RSU that is outstanding immediately prior to the Effective Time shall be cancelled and exchanged for the right of each holder of such Company RSU to receive an amount in cash, equal to the sum of (A) the product of (x) the Merger Consideration multiplied by (y) the total number of Common Shares subject to such award of Company RSUs, plus (B) the aggregate sum of any cash dividend equivalents in respect of such Company RSU (the “Restricted Stock Unit Consideration”), with payment of such Restricted Stock Unit Consideration to be made in accordance with the vesting schedule applicable to such Company RSU immediately prior to the Effective Time; provided, that such holder remains employed by, or in the service of, Purchaser, the Surviving Corporation or their respective Subsidiaries on each applicable vesting date, subject to the terms and conditions of the applicable Company Equity Plan and award agreements; provided, further, that with respect to any such Company RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment(s) shall be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

(iii)         Each Company Stock Option that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested and shall be cancelled and converted into the right to receive a lump-sum amount in cash, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per share exercise price of such Company Stock Option, multiplied by (B) the total number of Common Shares subject to such Company Stock Option immediately prior to the Effective Time; provided that any Company Stock Option with an exercise price per Common Share that is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

(iv)        Each Company Surplus Unit that is outstanding immediately prior to the Effective Time shall not accelerate or vest as of the Effective Time and shall continue to be subject to the same terms and conditions as had applied immediately prior to the Effective Time.

(b)           Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans pursuant to Section 409A of the Code, Purchasers shall, or shall cause Surviving Corporation to, pay in cash through applicable payroll systems all amounts payable pursuant to Section 2.07(a)(i) and (iii) as promptly as practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date that occurs at least five (5) Business Days following the Effective Time; provided, that any such amounts shall be paid without interest.

Section 2.08         Adjustments to Merger Consideration. Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction or a stock dividend, stock split or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be proportionately adjusted to reflect such change; provided, however, that (a) in no event shall the aggregate amount payable by Purchasers pursuant to Section 2.05 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.05 had such event not occurred and (b) nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III

EXCHANGE; MERGER CONSIDERATION PAYMENT

Section 3.01         Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the aggregate Merger Consideration in accordance with the terms of this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration payable in respect of the Common Shares (such cash, the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of Parent, the Company or any of its Subsidiaries. Until distributed in accordance with the terms of this Agreement, Parent may direct the Paying Agent to invest the cash in the Exchange Fund; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Shareholders and (ii) such investments shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investment of the Exchange Fund shall be the sole and exclusive property of Parent and be paid to Parent upon its request. If for any reason the Exchange Fund is inadequate to pay the aggregate Merger Consideration to which Company Shareholders shall be entitled hereunder, Parent shall promptly deposit, or cause Merger Sub to deposit, additional cash with the Paying Agent sufficient to make all payments of the aggregate Merger Consideration.

Section 3.02          Exchange of Certificates; Payment for Common Shares.

(a)           As promptly as practicable after the Effective Time (and in any event within five (5) Business Days thereof), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Common Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.05, (i) a letter of transmittal that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.05) to the Paying Agent and (B) shall be in such form and have such other provisions as Parent may specify, subject to the Company’s reasonable approval and (ii) instructions for use in effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.05) to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.05.

(b)           Upon surrender to the Paying Agent of a Certificate, by physical surrender of such Certificate (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.05), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (i) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to Section 2.05 and (ii) the Certificate so surrendered shall forthwith be canceled. No profit, interest or income shall be paid or accrued for the benefit of any holder of Common Shares on any amount payable upon surrender of any Common Shares. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c)           Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.05. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Common Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and as promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to pay and deliver the Merger Consideration to which such holder is entitled to receive as a result of the Merger pursuant to Section 2.05.

(d)           In the event of a transfer of ownership of any Certificate that is not registered in the transfer records or ledger of the Company or if the consideration payable is to be paid in a name other than in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the transfer records or ledger of the Company, the applicable portion of the aggregate Merger Consideration may be paid to such transferee if the Certificate or Certificates is or are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been fully paid or are not applicable, in each case, in form and substance reasonable satisfactory to Parent and the Paying Agent. Payment of the applicable portion of the aggregate Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

Section 3.03         Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Shareholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Common Shares (other than Dissenting Shares) who has not theretofore received any applicable Merger Consideration to which such Company Shareholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditor thereof, for payment of claims with respect thereto.

Section 3.04         No Liability. None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Common Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Company Shareholders twenty-four (24) months after the Effective Time or as of such earlier time as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Judgment, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.05         Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as may be required by Parent or the Paying Agent, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Paying Agent may direct, in each case as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under Section 2.05.

Section 3.06         Withholding of Tax. Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent and are paid over to the applicable Governmental Entity in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding sections of the disclosure letter, dated as of the date hereof, delivered by the Company to Parent in connection with this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other representation or warranty set forth in this Article IV only to the extent that the relevance of such item to such other representation or warranty is reasonably apparent on its face) or (ii) the SEC Documents made publicly available on EDGAR on or after January 1, 2018 and at least three (3) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any “Risk Factors” section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to the Purchasers as follows:

Section 4.01         Organization and Qualification.

(a)           Each of the Company and the Company Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of this clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The copies of the articles of incorporation and bylaws of the Company that are incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Company 10-K”) are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of such articles of incorporation or bylaws of the Company.

Section 4.02          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of 88,500,000 Class A Common Shares, 1,500,000 Class B Common Shares and 10,000,000 shares of preferred stock, without par value (the “Preferred Shares”). As of the close of business on January 7, 2021 (the “Measurement Date”), there were (i) 24,385,109 Class A Common Shares issued and outstanding, (ii) 11,413 Class B Common Shares issued and outstanding, (iii) no Class A Common Shares and no Class B Common Shares held in treasury and (iv) 5,000,000 Preferred Shares designated as Series B Cumulative Voting Preferred Stock with no par value (“Series B Preferred Shares”), (v) no Common Shares were subject to outstanding Company Stock Options, (vi) 154,101 Company RSUs, and no Preferred Shares held in treasury. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

(b)           As of the date hereof, no restricted Common Shares have been granted by the Company other than shares that have vested or been forfeited prior to the date hereof. There are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company to acquire from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security. With respect to each outstanding Company Equity Award, Section 4.02(b) of the Company Disclosure Schedule sets forth, as of the Measurement Date, the name of the holder of such Company Equity Award, the number of vested and unvested Common Shares covered by such Company Equity Award, the vesting schedule applicable to Company RSAs, Company RSUs and Company Stock Options in respect of any such Company Equity Awards, and the cash exercise price or grant price per share as well as the applicable expiration date of each such Company Stock Option. No such Company Stock Option is subject to Section 409A or 422 of the Code. All Company Equity Awards were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Benefit Plan and applicable Law, including the applicable requirements of the New York Stock Exchange (the “NYSE”).

(c)           The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter.

(d)           As of the date of this Agreement, there were no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or securities convertible into or exchangeable into capital stock of the Company. Neither the Company nor any Company Subsidiary is a party to any Contract that (i) obligates the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or securities convertible into or exchangeable into capital stock of the Company, (ii) is related to the voting or transfer of, requires registration of, or grants any preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights with respect to, any capital stock or securities convertible into or exchangeable into capital stock of the Company or (iii) is otherwise related to, creates, establishes or defines the terms and conditions of any capital stock or securities convertible into or exchangeable into capital stock of the Company.

(e)           No Common Shares are owned by any Company Subsidiary.

Section 4.03         Subsidiaries.

(a)           Exhibit 21 to the Company 10-K sets forth a list, as of the date hereof, of all the Subsidiaries of the Company (the “Company Subsidiaries”). The Company or one of its wholly-owned Subsidiaries is the owner of all outstanding shares of capital stock of each Company Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Company Subsidiary are owned by the Company free and clear of all Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws).

(b)           There are no outstanding Subsidiary Share Rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of any Company Subsidiary or any Subsidiary Share Rights or to pay any dividend or make any other distribution in respect thereof. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Company Subsidiary.

Section 4.04         Authorization; Approval and Fairness.

(a)           The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to the filing of the Articles of Merger with the Iowa Secretary of State and the adoption of this Agreement by the affirmative vote of (i) holders of at least a majority of all outstanding Class A Common Shares and Series B Preferred Shares, voting together as a single class, (ii) holders of at least a majority of all outstanding Class B Common Shares and (iii) at least a majority of all outstanding Common Shares held by the Public Shareholders, in each case, entitled to vote on such matter at a meeting of shareholders duly called and held for such purpose (together, the “Required Shareholder Vote”). The quorum for the Company Shareholders’ Meeting is Common Shares representing a majority of the voting power of the Company in person or by proxy.

(b)           This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, fraudulent transfer, moratorium, insolvency, reorganization or similar Laws of general application, now or hereinafter in effect, affecting or relating to the enforcement of creditors’ rights generally or (ii) is subject to general principles of equity, whether considered in a proceeding at law or inequity (the “Bankruptcy and Equity Exceptions”).

(c)           On or prior to the date of this Agreement, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the Public Shareholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring the advisability and recommending that the Company Shareholders adopt this Agreement (the “Company Recommendation”) and, as of the date of this Agreement, such resolutions have not been subsequently rescinded, superseded or withdrawn in any way.

(d)           The Special Committee has received an opinion of Barclays Capital Inc. (the “Special Committee Financial Advisor”) to the effect that, subject to the assumptions, qualifications and limitations set forth in such opinion and as of the date thereof, from a financial point of view, the Merger Consideration is fair to the Public Shareholders and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion shall be made available to Parent within one (1) Business Day of the date of this Agreement.

Section 4.05         Consents.

(a)           Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.05(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement do not:

(i)           conflict with or violate any provision of the Company’s or any of the Company Subsidiaries’ articles of incorporation or bylaws (or comparable organizational documents);

(ii)          conflict with or violate any Law or Judgment to which the Company or any of the Company Subsidiaries or their respective properties is subject or bound, except for such conflicts or violations that would not, together with all such other conflicts and violations, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(iii)         with or without notice or lapse of time or both, conflict with, violate, result in a breach of or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties is bound, or result in the creation of any Lien upon any of the properties or assets of any the Company or any of the Company Subsidiaries, except for such conflicts, violations, breaches, defaults or Liens that would not, together with all such other conflicts, violations, breaches, defaults and Liens, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)           No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the Required Shareholder Vote, (iii) the filing of the Articles of Merger with the Iowa Secretary of State, (iv) the HSR Act, (v) approval by the Insurance Commissioner of the State of Iowa of the “Form A” Acquisition of Control Statement or receipt of an exemption therefrom by the Insurance Commissioner of the State of Iowa, in each case, in accordance with Section 521A.3 of the Iowa Code, (iv) if required, filing under Section 515.35 or Section 521A.2(3) of the Iowa Code with the Insurance Commissioner of the State of Iowa, (vii) compliance by FBL Marketing Services, LLC with FINRA Rule 1017 and similar state regulations, and (viii) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.06         Proxy Statement; Schedule 13E-3. The Proxy Statement shall, as of its first date of use, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by or on behalf of the Company for inclusion in the Proxy Statement or the Schedule 13E-3 shall (a) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders’ Meeting and (b) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company Shareholders and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this representations and warranty shall not apply to any information that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to the Purchasers, and the Company uses its reasonable efforts, with the reasonable cooperation of Purchasers, to prepare, file or disseminate updated information to the extent required by applicable Law.

Section 4.07         SEC Documents; Financial Statements; Sarbanes-Oxley.

(a)           The Company has timely filed (or received the appropriate extension of time within which to file) with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b)          As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, in each case as in effect on the date such document was filed or furnished with the SEC. None of the SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC formal, informal or voluntary review or investigation.

(c)           The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP as in effect on the date of such financial statement (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) present fairly, in all material respects, the consolidated financial position of the Company at their respective dates and the results of operations, changes in capital and surplus and cash flow of the Company for each of the periods then ended except as otherwise expressly noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since January 1, 2018, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group.

(d)           The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the SEC Documents.

(e)           The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f)           The Company has disclosed based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.07(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)          There are no “off balance sheet arrangements” as defined in Item 303(a) of Regulation S-K under the Securities Act, to which the Company or any of the Company Subsidiaries is a party.

Section 4.08         Absence of Certain Changes or Events.

(a)           Since December 31, 2019 through the date hereof, except in response to or related to any Contagion Event, except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto other than in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses.

(b)           Since December 31, 2019 through the date hereof, no Material Adverse Effect has occurred.

Section 4.09         No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except Liabilities:

(a)           reflected, reserved for or disclosed in the Company’s balance sheet as of December 31, 2019 (including the notes thereto) included in the SEC Documents filed by the Company;

(b)           as expressly contemplated to be incurred by this Agreement or incurred after December 31, 2019 in the ordinary course of business consistent with past practice; or

(c)           that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10         Compliance with Laws; Permits.

(a)           Each of the Company and each of the Company Subsidiaries is in compliance with, and at all times since January 1, 2018 has been in compliance with and has not been given written notice of any violation of, any applicable Law or Judgment of any Governmental Entity applicable to the Company, the Company Subsidiaries, or the Separate Accounts except for such noncompliance or violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Company and the Company Subsidiaries has in effect all licenses, certificates, authorizations, consents, permits, approvals and other similar authorizations of, from or by a Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted except for such failure to have in effect Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, no default has occurred under any such Permit and the Company has not been given written notice of violation of any such Permit except for such defaults and violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.11         Legal Proceedings. There is no Action pending or, to the Knowledge of the Company, threatened, against any of the Company, the Company Subsidiaries or any of their respective directors or officers (in their capacities as such) or any of the Separate Accounts except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, nor any of their respective directors or officers (in their capacities as such) is subject to any continuing Judgment that would reasonably be expected to, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12         Intellectual Property.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free and clear of all Liens (other than Permitted Liens) and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of the Company Subsidiaries are subsisting.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of the Company Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

Section 4.13         Contracts.

(a)           Except for Contracts required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Benefit Plan) or as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any Contract (i) containing covenants binding upon the Company or any of the Company Subsidiaries that restricts, in any material respect, the ability of the Company or any of its Affiliates to compete in any business or in any geographic area (other than royalty agreements entered into in the ordinary course of business), (ii) with respect to a joint venture, limited liability company or partnership agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture, in each case, with any Person who is not an Affiliate of the Company (other than any such agreements entered into in connection with ordinary course investments held in any investment account of a Company Insurance Subsidiary in accordance with the investment policies and guidelines of the Company or such Company Insurance Subsidiary, as applicable, and not material to the Company and the Company Subsidiaries, taken as a whole), (iii) that limits or prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of capital stock of the Company or any of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any of the Company Subsidiaries (other than pursuant to applicable Law or Judgment), (iv) which provides for any guarantee of third party obligations, other than any guarantees by the Company of the Company Subsidiaries’ obligations or guarantees by the Company Subsidiaries of the Company’s obligations, (v) which is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument evidencing the borrowing of money by the Company or any Company Subsidiary other than such Contracts entailing past or reasonably expected future amounts less than $1,000,000 in the aggregate, (vi) contains any obligation for the Company or the Company Subsidiaries to conduct any business on an exclusive basis with any Person, except for Contracts entered into in the ordinary course of business which impose exclusivity obligations that are not material to the Company and Company Subsidiaries, taken as a whole or (vii) or series of Contracts which relate to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other material obligations (including material indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction and excluding any indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding any obligations to indemnify directors and officers pursuant to acquisition agreements), except in the case of clauses (i) through (vii) for any (A) such Contract that may be cancelled without material penalty by the Company or any of the Company Subsidiaries upon notice of sixty (60) days or less and (B) information technology Contracts. Each such Contract described in clauses (i) through (vii) of this Section 4.13(a) is referred to herein as a “Material Contract.”

(b)          A true and complete copy of each Material Contract as of the date hereof has been furnished or made available to Parent. As of the date hereof, each Material Contract is valid and binding on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or the Company Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.14         Insurance Matters.

(a)           The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 2018 and December 31, 2019, together with all exhibits and schedules thereto (collectively, the “Company SAP Statements”), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Entity charged with supervision of insurance companies of such Company Insurance Subsidiary’s jurisdiction of domicile. The Company SAP Statements were prepared in conformity with SAP applied on a consistent basis and present fairly, in all material respects, the statutory financial condition of such Company Insurance Subsidiary at their respective dates and the results of operations of such Company Insurance Subsidiary for each of the periods then ended. The financial statements included in the Company SAP Statements were filed with the applicable Governmental Entity in a timely fashion on forms prescribed or permitted by such Governmental Entity, except as such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. After the Company SAP Statement for the year ended December 31, 2019 were so filed, the annual statutory balance sheets and income statements included in such Company SAP Statement were audited by an independent accounting firm of recognized national or international reputation.

(b)           All reserves for benefits, losses (including incurred but not reported losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated), claims, and unearned premium of the Company Insurance Subsidiaries recorded in their respective Company SAP Statements, as of December 31, 2019, (a) have been computed in all material respects in accordance with generally accepted actuarial standards in effect on such date and (b) are fairly stated in accordance with sound actuarial principles and applicable SAP, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that it is acknowledged and agreed by Parent and Merger Sub that the Company is not making any representation or warranty in this Section 4.14 or in any other provision of this Agreement as to the adequacy or sufficiency of reserves for the purposes for which they were established or that such reserves may not develop adversely or, subject to Section 4.16, that the reinsurance recoverables taken into account in determining the amount of any such reserves will be collectible.

(c)           All permitted accounting practices used by the Company Subsidiaries that conduct the insurance operations of the Company (the “Company Insurance Subsidiaries”) in connection with the Company SAP Statements, which were required to be approved by Governmental Entities prior to use have been approved by the applicable Governmental Entities in writing at or prior to the time used by the Company Insurance Subsidiaries in connection with the applicable Company SAP Statements. The consummation of the transactions contemplated hereby, taken on their own, will not result in the termination of any such approval.

(d)           Section 4.14(d) of the Company Disclosure Schedule contains a true and complete list of the Company Insurance Subsidiaries. None of the Company Insurance Subsidiaries is deemed “commercially domiciled” (or otherwise treated as domiciled) under the Laws of any jurisdiction other than the State of Iowa.

(e)           The Company has made available to Parent as of the date hereof (i) true, complete and correct copies of all material examination reports (including financial, market conduct and similar examinations) issued by any Governmental Entity with respect to the Company or any Company Insurance Subsidiary which have been completed and issued since January 1, 2018, and (ii) any draft or incomplete material examination reports (including financial, market conduct and similar examinations) provided to the Company or any Company Insurance Subsidiary by any Governmental Entity with respect to the Company or any Company Insurance Subsidiary pursuant to any currently ongoing or incomplete examinations. Since January 1, 2018, no material deficiencies or violations with respect to the Company or any Company Insurance Subsidiary have been asserted in writing by any Governmental Entity, other than any deficiency or violation which has been cured or otherwise resolved to the satisfaction of the Governmental Entity that noted such deficiency or violation.

Section 4.15         Insurance Contracts. The Insurance Contracts are, and since January 1, 2018 have been, to the extent required under applicable Law, on forms and at rates approved by applicable Governmental Entities or filed and not objected to by such Governmental Entity within the period provided for objection, in each case except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.16         Reinsurance Contracts. Each material reinsurance treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary cedes premium (the “Reinsurance Contracts”) is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect (subject to the Bankruptcy and Equity Exception), except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Reinsurance Contracts by the Company or the Company Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Insurance Subsidiaries or, to the Knowledge of the Company, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No written notice of intended cancellation has been received by the Company Insurance Subsidiary from any such reinsurer, and there are no disputes under any Reinsurance Contract, except for cancellations or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.16 of the Company Disclosure Schedule, there are no reinsurance treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Company Insurance Subsidiary assumes premium.

Section 4.17         Distributors. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2018, (i) each Affiliated Distributor and, to the Knowledge of the Company, each Independent Distributor, at the time that such Distributor wrote, sold or produced any Insurance Contract, was duly licensed, authorized and appointed (for the type of business written, sold or produced by such Distributor) in the particular jurisdiction in which such Distributor wrote, sold or produced such business, and no such Distributor violated any term or provision of applicable Law relating to the writing, sale or production of such business in any material respect, (ii) no Affiliated Distributor and, to the Knowledge of the Company, no Independent Distributor has breached the terms of any agency or broker Contract with the Company, any Company Insurance Subsidiary or any of their respective Affiliates in any material respect or violated any applicable Law or policy of the Company, any Company Subsidiary or any such Affiliate in the solicitation, negotiation, writing, sale or production of such business in any material respect and (iii) no Affiliated Distributor and, to the Knowledge of the Company, no Independent Distributor has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of any applicable Law in connection with such Distributor’s actions in his, her or its capacity as a Distributor for the Insurance Contracts, and there exists no enforcement or disciplinary proceeding alleging any such violation.

Section 4.18         Separate Accounts.

(a)           Except as, individually or in the aggregate, has not had and would not reasonably be excepted to have a Material Adverse Effect, each separate account maintained by a Company Insurance Subsidiary that is utilized in connection with their respective Insurance Contracts (such separate account, a “Separate Account”) is (i) duly and validly established and maintained in compliance with applicable Law and (ii) is operating and, at all times since January 1, 2018 (or, if later, the date of its establishment), has been operated in compliance with applicable Law.

(b)           Each Separate Account is either duly registered as an investment company under the Investment Company Act, and such registration is in full force and effect, or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. Each Separate Account that is registered under the Investment Company Act is, and since January 1, 2018 has been, operated in compliance with the Investment Company Act, has filed all reports and amendments of its registration statement required to be filed, has been granted all exemptive relief necessary to conduct its operations as currently conducted, and is in compliance with all conditions to any such relief, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Insurance Contracts under which Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and such registration statement is currently in effect to the extent necessary to allow the applicable the Company Insurance Subsidiary to receive contributions under such Insurance Contracts. Since January 1, 2018, the relevant registration statements, at the time that each became effective, contained no untrue statement of a material fact, and did not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)           Since January 1, 2018, each prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, relating to any Separate Account, as of their respective mailing dates or dates of use, complied in all material respects with applicable Law, including U.S. federal and state securities Laws and insurance Laws. Since January 1, 2018, all advertising or marketing materials relating to a Separate Account that were required to be filed with the Financial Industry Regulatory Authority, Inc. or any other Governmental Entity have been or shall be timely filed therewith, except where such failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.19         Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 490.1110 of the IBCA) is applicable to this Agreement, the Merger or the other transactions contemplated hereby (including the Rollover Agreement).

Section 4.20         Employee Benefit Plans.

(a)           Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list of each material Benefit Plan.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA, the Code and the Affordable Care Act and complies in form to the requirements of such applicable Laws, (ii) all contributions required to be made with respect to any Benefit Plan have been timely made and deposited, (iii) with respect to each Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (iv) neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(c)           No Benefit Plan is and neither the Company nor any of its current or former Subsidiaries sponsors, maintains or contributes to, or has, since January 1, 2015, sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)          There are no Benefit Plans maintained for the benefit of employees outside of the United States.

(e)           Neither the Company nor any Company Subsidiary sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).

(f)            Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any of their respective employees or consultants for any Taxes incurred by such Person, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(g)           Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (whether alone or upon the occurrence of any additional or further acts or events) (i) entitle any current or former officer, employee, natural independent contractor or director of the Company or any of its Subsidiaries to any payment, benefit or other compensation, (ii) increase any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of the Company or any of its Subsidiaries, (iii) accelerate the time of payment, vesting, or funding (through a grantor trust or otherwise) of any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of Company or any of its Subsidiaries or (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code); it being understood that with respect to the preceding clauses (i), (ii) and (iii) of this Section 4.20(g), the Company Disclosure Schedule shall not reflect any such compensation or accelerated benefits to the extent such compensation and accelerated benefits do not exceed $100,000 in the aggregate under clauses (i), (ii) and (iii) of this Section 4.20(g).

(h)          With respect to each outstanding Company Surplus Unit, Section 4.20(h) of the Company Disclosure Schedule sets forth, as of the Measurement Date, the name of the holder of such Company Surplus Unit, the number of Company Surplus Units, and the vesting schedule applicable to such Company Surplus Units.

Section 4.21         Tax Matters.

(a)           The Company and the Company Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct in all material respects.

(b)          All material Taxes required to be paid by or on behalf of or with respect to the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any such Taxes that are being contested in good faith, have not been finally determined and have been adequately reserved against in accordance with GAAP on the balance sheet (other than in the notes thereto). The unpaid Taxes of the Company and the Company Subsidiaries for all taxable periods and portions thereof through December 31, 2019 did not, as of such date, exceed by a material amount the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes) set forth on the balance sheet (other than in the notes thereto) as of December 31, 2019 included in the SEC Documents filed by the Company. The Company and the Company Subsidiaries have not since such date incurred any material liability for Taxes other than in the ordinary course of business.

(c)          There are no pending, nor has the Company or any of the Company Subsidiaries received written notice of the expected commencement after the date hereof of any, audits, examinations, investigations, claims or other proceedings in respect of any material Taxes of the Company or of a Company Subsidiary.

(d)          There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries other than Liens for current Taxes not yet due and payable.

(e)           None of the Company or any of the Company Subsidiaries have been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(f)           All material amounts of Tax required to be withheld under applicable Law by the Company and each of the Company Subsidiaries to any employee, independent contractor, creditor, shareholder or other third party have been timely withheld, and to the extent required by applicable Law, all such withheld amounts have been timely paid over to the appropriate Governmental Entity.

(g)           No deficiency for any material Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of the Company Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn or that have been adequately reserved against in accordance with GAAP in the SEC Documents on the balance sheet (other than in the notes thereto).

(h)           Neither the Company nor any of the Company Subsidiaries has waived (or requested a waiver of) any statute of limitations in respect of any material amount of Tax or agreed to (or requested) any extension of time with respect to any material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(i)            No Tax rulings, requests for rulings, closing agreements, private letter rulings, technical advice memoranda or other similar agreements or rulings (including any application for a change in accounting method under Section 481 of the Code) have been entered into with, issued by, or filed with any Governmental Entity with respect to or relating to the Company or any of the Company Subsidiaries that could affect material Taxes of the Company or any of the Company Subsidiaries for taxable periods or portions thereof beginning on or after the Closing Date. Neither the Company nor any of the Company Subsidiaries will be required to include any material amount of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) intercompany transaction consummated on or before the Closing Date or excess loss account existing on or before the Closing Date, in either case described under Section 1502 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law), (ii) installment sale or open transaction disposition occurring on or before the Closing Date or (iii) prepaid amount or deposit received on or before the Closing Date outside the ordinary course of business.

(j)             No unresolved claim has been made by a Governmental Entity in a jurisdiction in which the Company or any of the Company Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that the Company or any such Company Subsidiary, as applicable, is subject to taxation by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes.

(k)            Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise, other than pursuant to any agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(l)             None of the Company or any of the Company Subsidiaries is a party to, or bound by, any Tax allocation, indemnification or sharing agreement or arrangement (other than agreements between or among the Company and the Company Subsidiaries or between or among the Company Subsidiaries), other than any agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(m)           Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(n)            Each Company Insurance Subsidiary has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code.  Neither the Company nor any of the Company Subsidiaries has held reserves that qualify as “life insurance reserves” pursuant to Section 816 of the Code or any Treasury Regulation under Subchapter L of the Code.

Section 4.22         Title to Properties. Section 4.22 of the Company Disclosure Schedule sets forth a true and complete list of all material real property leased to the Company or any of the Company Subsidiaries (collectively, the “Leased Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of the Company Subsidiaries has a valid leasehold interest in all Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens (other than Permitted Liens). There is no real property owned by the Company or any of the Company Subsidiaries.

Section 4.23         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, and no investigation, action, written claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the Knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any Leased Real Property that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law.

Section 4.24         Brokers and Finders. Other than the Special Committee Financial Advisor, the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. The Company has furnished to Parent a complete and correct copy of the engagement letter with the Special Committee Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Except as set forth in the corresponding sections of the disclosure letter, dated as of the date hereof, delivered by Parent to the Company in connection with this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other representation or warranty set forth in this Article V of the Parent Disclosure Schedule only to the extent that the relevance of such item to such other representation or warranty is reasonably apparent on its face), Purchasers hereby represent and warrant to the Company as follows:

Section 5.01         Organization and Qualification. Each of Parent and its Subsidiaries, including Merger Sub, (a) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (b) has requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in the case of this clause (c), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.02         Authorization.

(a)            Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger.

(b)            This Agreement has been duly executed and delivered by Purchasers and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.03         Consents.

(a)            Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.03(b) have been made or obtained, the execution, delivery and performance by Purchasers of this Agreement do not:

(i)           conflict with or violate any provision of the organizational documents of Parent or Merger Sub; or

(ii)          conflict with or violate any Law or Judgment to which Parent or Merger Sub or their respective properties is subject or bound, except for such conflicts or violations that would not, together with all such other conflicts and violations, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)            No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation of any other transaction contemplated on the part of Parent or Merger Sub under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the filing of the Articles of Merger with the Iowa Secretary of State, (iii) the HSR Act, (iv) approval by the Insurance Commissioner of the State of Iowa of the “Form A” Acquisition of Control Statement or receipt of an exemption therefrom by the Insurance Commissioner of the State of Iowa, in each case, in accordance with Section 521A.3 of the Iowa Code, (v) if required, filing under Section 515.35 or Section 521A.2(3) of the Iowa Code with the Insurance Commissioner of the State of Iowa, (vi) compliance by FBL Marketing Services, LLC with FINRA Rule 1017 and similar state regulations, and (vii) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not reasonably be expected to prevent or materially delay Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04         Financing. Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 5.03(b) have been made or obtained, as of the date hereof, Parent has access to readily available sufficient funds to pay the aggregate Merger Consideration and other amounts payable pursuant to this Agreement and, at the Effective Time, Parent will have and shall make available to Merger Sub all funds necessary to pay the aggregate Merger Consideration and other amounts payable pursuant to this Agreement, including all fees and expenses incurred in connection with the transactions contemplated hereby.

Section 5.05         Proxy Statement; Schedule 13E-3. None of the information provided by the Purchasers for inclusion in the Proxy Statement or the Schedule 13E-3 shall (a) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Shareholders’ Meeting and (b) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company Shareholders and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to information provided by Purchasers, in light of the circumstances under which they are made, not misleading; provided, however, that this representations and warranty shall not apply to any information that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to the Company, and the Purchasers use their reasonable efforts, with the reasonable cooperation of the Company, to prepare, file or disseminate updated information to the extent required by applicable Law.

Section 5.06         Ownership of Shares. As of the date hereof, Parent owns 199,016 Class A Common Shares and 2,390 Class B Common Shares. As of the date hereof, all of the issued and outstanding Series B Preferred Shares are owned by IFBF, and neither Parent nor any of its Affiliates hold any of such Series B Preferred Shares. Except as set forth herein, none of Parent or its Affiliates, including Merger Sub, owns (directly or indirectly, beneficially or of record) any other shares of capital stock of the Company or holds any rights to acquire or vote any shares of capital stock of the Company except pursuant to this Agreement.

Section 5.07         Brokers and Finders. Other than Goldman Sachs & Co. LLC, Purchasers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01         Certain Actions Pending Merger. Except as in response to or related to any Contagion Event or any change in applicable Law or policy as a result of or related to any Contagion Event, as required by applicable Law or Judgment, as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated by this Agreement or with the prior written consent of Parent (not to be unreasonably withheld or delayed), the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, (x) the Company shall use reasonable best efforts to conduct the business of it and the Company Subsidiaries in all material respects in the ordinary and usual course consistent with past practice, (y) to the extent consistent with clause (x), the Company and Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, policyholders, contractholders, beneficiaries, customers, reinsurers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents and (z) the Company shall not, and shall cause the Company Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clause (x) or (y)):

(a)            (i) adjust, split, combine or reclassify any of its capital stock or other equity interests or issue or propose or authorize the issuance of any other securities (including Company RSAs, Company Stock Options, options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stock, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than quarterly dividends on the Common Shares not to exceed $0.52 per Common Share per quarter with record and payment dates as set forth in Section 6.01(a) of the Company Disclosure Schedule (and the Company and Purchasers agree that, unless the Special Committee shall otherwise determine, the Company shall (and shall cause the Company Board to) effectuate on each such date a quarterly dividend of $0.52 per share, except to the extent that the record date specified in Section 6.01(a) for such dividend would fall on or after the Closing Date), or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or the Company Subsidiaries, or any other equity interest or any rights, warrants or options to acquire any such shares or interests, except pursuant to the forfeiture provisions of Company Equity Awards or the withholding Tax obligations upon exercise, vesting and settlement, as applicable, of such Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Equity Plans as in effect on the date of this Agreement;

(b)            issue, grant, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, or security convertible or exchangeable into any such shares of capital stock or other equity interests, except upon exercise, vesting and settlement, as applicable, of Company Equity Awards outstanding as of the date of this Agreement, in accordance with their terms and, as applicable, the Company Equity Plans as in effect on the date of this Agreement;

(c)            amend (by merger, consolidation or otherwise) its articles of incorporation, bylaws or other organizational documents in any manner or adopt or implement any shareholder rights plan or similar arrangement;

(d)            purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and the Company Subsidiaries in connection with all such transactions would exceed $3,000,000, or merge or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and the Company Subsidiaries or (ii) acquisitions of investments held in any investment account of a Company Insurance Subsidiary in accordance with the investment policies and guidelines of the Company or such Company Insurance Subsidiary, as applicable;

(e)            (i) create, incur, issue, modify, redeem, renew, syndicate or refinance any long-term indebtedness for money borrowed (excluding any letters of credit issued in the ordinary course of business and draws upon existing credit facilities), (ii) guarantee any indebtedness, (iii) enter into any swap or hedging transaction or other derivative agreements or (iv) make any loans, capital contributions to, investments in or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company), in each case other than in the ordinary course of business consistent with past practice;

(f)             change any method, practice or principle of accounting, other than insofar as may be required by a concurrent change in GAAP or SAP;

(g)            except as required by the terms of a Benefit Plan as in effect on the date hereof and listed on Section 4.20(a) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any Benefit Plan (or any arrangement that would be a Benefit Plan if in effect on the date hereof), other than in connection with routine, immaterial or ministerial amendments to health and welfare plans or incentive plans that do not increase benefits or result in an increase in administrative costs, (ii) increase the compensation or benefits of, or pay any bonus to, any executive officer of the Company or any of its Subsidiaries, (iii) grant any change in control, retention, severance or termination pay to, or grant any equity or equity-based awards to, or accelerate the vesting or payment of any such awards held by, any executive officer of the Company or its Subsidiaries, (iv) fund any payments or benefits that are payable or to be provided under any Benefit Plan (through a grantor trust or otherwise), (v) amend the funding obligation or contribution rate of any Benefit Plan, except as may be required by GAAP or (vi) take any action to implement any broad-based compensation or benefit reductions in respect of any employees of the Company or its Subsidiaries;

(h)            commence, settle, otherwise compromise or enter into any consent, decree, injunction or similar restraint of form of equitable relief in settlement of (i) any Action where the amount at issue is in excess of $3,000,000 or (ii) any Action brought by any shareholder of the Company or any other Person against the Company or its director or officers relating to the Merger or the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, the this clause (h) does not apply to any action to enforce the rights of the Company under this Agreement or the Rollover Agreement;

(i)             sell, lease, license, subject to a Lien (except Permitted Liens), or otherwise surrender, relinquish or dispose of any assets, property or rights (including capital stock of a Company Subsidiary) with a value or purchase price in the aggregate in excess of $1,000,000, other than sales of investments held in investment accounts of Company Insurance Subsidiaries in accordance with the investment policies and guidelines (in each case, as in effect on the date of this Agreement) of the Company or such Company Insurance Subsidiary, as applicable;

(j)             enter into, terminate, modify, release or relinquish any rights or claims under, or grant any consents under or amend any Material Contract other than in the ordinary course of business consistent with past practice;

(k)            materially change any of its underwriting, claims, claims handling, risk retention, reinsurance, investment, reserving or actuarial principles, policies or practices of the Company or any Company Subsidiary, other than insofar as may be required by a concurrent change in GAAP or SAP;

(l)             terminate, cancel, amend or modify any material insurance or reinsurance policies maintained by it covering the Company or any Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance or reinsurance coverage;

(m)            make, rescind or change any express or deemed material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material Tax audit, claim, assessment, or other proceeding, surrender any right to claim a material refund of Taxes, obtain any Tax ruling, agree to an extension of the statute of limitations periods for the assessment or collection of any material Tax, or cause or permit any other Person to take any of the foregoing actions with respect to the Company or any of the Company Subsidiaries;

(n)            abandon, dedicate to the public, convey title or grant licenses under (other than in the ordinary course of business consistent with past practice) any material Company IP;

(o)            adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(p)            enter into any new lines of business which the Company or any of the Company Subsidiaries does not operate as of the date of this Agreement; or

(q)            enter into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 6.01.

Section 6.02         Proxy Statement.

(a)            The Company shall (i) no later than thirty (30) days after the date of this Agreement, in consultation with Parent, prepare, and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), (ii) respond promptly to any comments received from the SEC or the staff of the SEC with respect to such filings, (iii) promptly after consulting with Parent, prepare and file any amendments or supplements necessary to be filed in response to any such comments and (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Proxy Statement and thereafter commence mailing to the Company Shareholders such Proxy Statement within three (3) Business Days, and (v) to the extent required by applicable Law, file and mail to the Company Shareholders any supplement or amendment to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, shall consult with Parent and provide Parent with the opportunity to review and comment on any response to such comments or requests prior to responding to any such comments or request, and shall provide Parent promptly with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be reasonably required or requested to be set forth in the Proxy Statement under the Exchange Act. The Company shall provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC, and all such filings shall be in form and substance reasonably satisfactory to Parent.

(b)            The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond promptly to any comments received from the SEC or the staff of the SEC with respect to such filings and shall consult with each other prior to providing such response, (iii) promptly after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, prepare and file any supplement or amendment to the Schedule 13E-3. Each Party shall promptly notify the other upon the receipt of any comments (written or oral) from the SEC regarding the Schedule 13E-3 or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 13E-3.

(c)            If, at any time prior to the Company Shareholders’ Meeting any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, the Company (or the Company and Parent jointly, in the case of the Schedule 13E-3) shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company Shareholders promptly following such notification.

(d)            Subject to Section 6.04, the Company Recommendation shall be included in the Proxy Statement and the Schedule 13E-3 and, unless there has been an Adverse Company Recommendation, the Company shall use reasonable best efforts to secure the Required Shareholder Vote.

Section 6.03         Company Shareholders’ Meeting. The Company shall call and hold a meeting of the Company Shareholders for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held (the date of such meeting, the “Company Meeting Date”) as promptly as practicable (but no later than fifty (50) days) following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and Schedule 13E-3 or that it is not reviewing the Proxy Statement and Schedule 13E-3. The initial Company Meeting Date and the initial record date therefor shall be set in consultation with Parent and shall be reasonably satisfactory to Parent; provided that (i) the Company may, in its reasonable discretion, postpone or adjourn the Company Shareholders’ Meeting after consultation with Parent, (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders’ Meeting, (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Special Committee has determined in good faith (after consultation with the Special Committee’s outside legal counsel) is required under applicable Law to be filed and disseminated or (C) to permit additional time to solicit the Required Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company and (ii) the Company shall, to the extent requested by Parent, postpone or adjourn the Company Shareholders’ Meeting no more than once and for no more than thirty (30) days, to permit additional time to solicit the Required Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company. The Company shall keep the Purchasers updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall have been terminated prior to the date of the Company Shareholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 6.03 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

Section 6.04      No Solicitation; No Adverse Company Recommendation.

(a)            Except as expressly permitted by this Section 6.04, the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or any of its or their respective officers, directors or employees (in their capacities as such) to, and the Company shall direct its investment bankers, attorneys, accountants, consultants and other advisors and representatives (such officers, directors and employees (in their capacities as such) and investment bankers, attorneys, accountants, consultants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i)           initiate, solicit, encourage, induce, or knowingly facilitate or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)          approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal or execute or enter into any Contract, binding letter of intent or agreement in principle relating to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 6.04(c));

(iii)         enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations under this Section 6.04, or propose or agree to do any of the foregoing;

(iv)        engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(v)         otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b)            The Company shall, and shall cause each of its Affiliates and its or their respective officers, directors or employees (in their capacities as such) and direct its other Representatives to, immediately cease all solicitations, discussions, negotiations and access to nonpublic information with, to or by any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) that may be ongoing as of the date of this Agreement with respect to any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal.

(c)            Notwithstanding Section 6.04(a), from the date hereof until the date that the Required Shareholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal that did not result from the Company or its Representatives taking any action prohibited to be taken by the Company by this Section 6.04, if the Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, (i) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) that the failure to take the actions set forth in clauses (A) and (B) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Iowa Law, then the Company may, in response to such Acquisition Proposal, (A) furnish access and non-public information with respect to the Company or the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or within the twenty-four (24) hour period following the time at which such information is provided to such Person) and (B) participate in discussions and negotiations with such Person and its Representatives regarding such Acquisition Proposal. None of the foregoing shall prohibit the Company or any of its Representatives (in their capacities as such) from contacting any Person or group of Persons that has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and, if the Company, the Company Subsidiaries and the Company’s Representatives have otherwise complied with this Section 6.04, any such actions shall not be a breach of this Section 6.04.

(d)            The Company shall promptly (and, in any event, within 24 hours) notify Parent in writing if any inquiries, proposals or offers that constitute or would reasonably be expected to lead an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives (in their capacities as such), indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers (including, if applicable, copies of any email correspondence or other communications and written requests, proposals or offers, including proposed agreements, and summaries of all oral correspondence or other communications, sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such inquiries, proposals or offers (including any determination made, or actions taken, pursuant to Section 6.04(c) and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations.

(e)            Except as set forth in Section 6.04(f), the Special Committee shall not (i) withdraw, suspend, modify or amend the Company Recommendation made thereby in any manner adverse to Parent or publicly propose to do any of the foregoing, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal, (iv) at any time following receipt of an Acquisition Proposal, fail to publicly reaffirm its adoption, approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) Business Days after receipt of any reasonable request to do so from Parent) or (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after commencement of such Acquisition Proposal (any of the above, an “Adverse Company Recommendation”).

(f)            Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, at any time prior to obtaining the Required Shareholder Vote, the Special Committee may, if, after consultation with its financial advisor and outside counsel, it determines that the failure to take such action would be inconsistent with the fiduciary duties of directors under Iowa Law, (x) make an Adverse Company Recommendation in response to an Intervening Event or (y) make an Adverse Company Recommendation in response to a Superior Proposal, if and only if:

(i)           the Company shall have first provided Parent prior written notice, at least four (4) Business Days in advance, that it intends to make such Adverse Company Recommendation, which notice shall include (A) the terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the Party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal or (B) the material favorable Effect comprising such Intervening Event; and

(ii)          during such four (4) Business Days commencing on the date of the receipt of such notice, with respect to (A) a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a three (3) Business Day period which may, in whole or in part, run concurrently with the initial four (4) Business Day period), the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Special Committee not to effect such Adverse Company Recommendation with respect to such Acquisition Proposal and (B) an Intervening Event, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Special Committee not to effect such Adverse Company Recommendation with respect to such Intervening Event.

(g)            Nothing contained in this Section 6.04 shall be deemed to prohibit the Company Board or the Special Committee from disclosing to the Company Shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, that if such disclosure by the Special Committee does not reaffirm the Company Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Company Recommendation so long as the Special Committee expressly publicly reaffirms the Company Recommendation in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) Business Day period under Rule 14d-9(f) under the Exchange Act and (ii) three (3) Business Days before the Company Shareholders’ Meeting).

(h)            The Company shall promptly inform its Representatives of the obligations undertaken in this Section 6.04 and shall, and shall direct each of the Company Subsidiaries and each of its and their respective Representatives to, immediately cease any discussions, negotiations, or communications with any Party that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Any violations of the restrictions set forth in this Section 6.04 by any Representatives of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 6.04 by the Company.

Section 6.05         Reasonable Best Efforts; Agreements Regarding Merger Sub.

(a)            Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to make or obtain, as applicable (and to cooperate with the other Parties to make or obtain, as applicable), any consents, approvals, authorizations, waivers, permits, filings and notifications of any Governmental Entity necessary, proper or advisable to be made or obtained, as applicable, in connection with the transactions contemplated by this Agreement (including under the HSR Act).

(b)            Without limiting the foregoing, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Judgment that may be entered by, any Governmental Entity with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur as promptly as practicable, including using its reasonable best efforts to take all actions requested by any Governmental Entity, or otherwise necessary, proper or appropriate to (i) obtain all consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Entity with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Judgment that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c)            In furtherance and without limiting the foregoing, (i) Parent shall file, or cause to be filed, a “Form A” Acquisition of Control Statement with the Insurance Commissioner of the State of Iowa or obtain an exemption therefrom issued by the Insurance Commissioner of the State of Iowa, in each case in accordance with Section 521A.3 of the Iowa Code, within thirty-five (35) days of the date hereof; provided, that any required business plan, projections and biographical affidavits shall not be required to be filed within the time period specified above but shall be filed as promptly as practicable after the date hereof; (ii) if required, each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act, within thirty-five (35) days of the date hereof; (iii) the Company shall file, or cause to be filed, an application pursuant to FINRA Rule 1017(a)(4), within thirty-five (35) days of the date hereof; (iv) if required, the Company shall file, or cause to be filed, an application for approval by the Insurance Commissioner of the State of Iowa of the investment by Parent in the Company and the Company Subsidiaries under Section 515.35 and/or Section 521A.2(3) of the Iowa Code, within thirty-five (35) days of the date hereof; and (v) the Parties shall take, make or any other nonactions, consents, approvals, authorizations, waivers, qualifications, registrations, filings and notices of, with or to Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, within thirty-five (35) days of the date hereof. All filing fees payable in connection with the foregoing shall be borne by Parent.

(d)            Each of the Company and Parent agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations, waivers or exemptions of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company and Parent shall keep the other apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations, waivers or exemptions. Parent and the Company shall have the right to review in advance, subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other Party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other Party), and, to the extent practicable, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and each Party agrees to in good faith consider comments of the other Parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case, subject to applicable Laws and subject to redaction of personally identifiable information or competitively sensitive or trade secret information (provided that Parent or the Company, as applicable, shall, upon request of the other Party, share any such redacted competitively sensitive or trade secret information (in unredacted form) with external legal counsel for the other Party).

(e)            Notwithstanding anything to the contrary set forth in this Agreement, in connection with obtaining all consents, approvals, authorizations, waivers or exemptions of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, Purchasers shall not be obligated to take or refrain from taking or to agree to it or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, including this Agreement) or to suffer to exist any restriction, condition or requirement which, individually or together with all other such actions, restrictions, conditions or requirements, that has had or would reasonably be expected to have a material adverse effect on the operations, business, assets, properties, Liabilities or condition (financial or otherwise) of (i) the Company and the Company Subsidiaries, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole (each, a “Burdensome Condition”). Prior to Parent being entitled to invoke a Burdensome Condition, the Parties and their respective Representatives shall confer in good faith for a reasonable period of time in order to (I) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (II) discuss and present to, and engage with, the applicable Governmental Entity regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. In connection with obtaining all consents, approvals, authorizations, waivers or exemptions of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement, nothing in this Agreement shall require Parent or its Affiliates to initiate litigation or appeal process with respect to any claim in any court or administrative or other tribunal against any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing; provided, however, that Parent and its Affiliates shall use its reasonable best efforts to defend on the merits any claim, cause of action, proceeding or litigation in any court or administrative or other tribunal initiated by any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any legal restraint that would prevent the Closing.

(f)            Each Party shall reasonably cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement.

(g)            Immediately following the execution of this Agreement by the Parties hereto, Parent, in its capacity as the sole shareholder of Merger Sub, will approve this Agreement. During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated hereby (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement or the Rollover Agreement. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub to be performed or complied with at or prior to the Effective Time under this Agreement in accordance with the terms of this Agreement.

Section 6.06         Access. Without prejudice to any other rights of Parent and its Affiliates, from the date of this Agreement to the Effective Time, the Company shall allow Parent and its Representatives upon prior written request to the Company, reasonable access at all reasonable times to the personnel, auditors, offices, books and records, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company; provided, however, that Company shall not be required by this Section 6.06 to (or to cause any of the Company Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided that the applicable Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege or doctrine); (ii) violate any confidentiality obligations of Company or any Company Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which Company or any Company Subsidiaries is party (provided that the applicable Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not violate any such confidentiality obligation or Contract); or (iii) breach, contravene or violate any applicable Law or Judgment (provided that the applicable Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not breach, contravene or violate any such applicable Law or Judgment). During any visit by Parent to the business or property sites of Company or any Company Subsidiaries, the Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of Company’s and Company’s Subsidiaries’ safety and security procedures, including those related to a Contagion Event. No investigation by Parent or its Representatives pursuant to this Section 6.06 shall affect any representation or warranty of the Company in this Agreement.

Section 6.07         Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of any notice or other communication received by the Party from any Governmental Entity or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty hereunder.

Section 6.08         Public Announcements. None of the Parties or their respective Affiliates or any of their directors or officers shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required (a) by applicable Law or stock exchange regulation or (b) by a Party to enforce the terms of this Agreement. The Parties shall consult (to the extent reasonably practicable if disclosure is required by Law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement contemplated by clause (a) above.

Section 6.09         Directors’ and Officers’ Indemnification.

(a)            The Articles of Incorporation and the Bylaws shall contain provisions with respect to indemnification, advancement of expenses and limitation of liability of directors and officers set forth in the Company’s articles of incorporation and bylaws in effect as of the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of any individual who on or prior to the Effective Time was a director or officer of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such Person who served at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person or benefit plan fiduciary (each a “Covered Person”), unless such modification is required by Law and then only to the extent required by such applicable Law.

(b)            From and after the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify, defend and hold harmless each Covered Person against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time) incurred in connection with defending against any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Covered Persons promptly after statements therefor are received and otherwise advance to such Covered Person upon request, reimbursement of documented expenses reasonably incurred, to the fullest extent permitted under applicable Law (provided that the Person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law).

(c)            The Surviving Corporation shall provide, for a period of six (6) years from the Effective Time, the Covered Persons who are currently covered by an Affiliate of Parent’s director and officer insurance policy in effect on the date of this Agreement with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy so long as the Surviving Corporation is not required to pay an aggregate premium in excess of three hundred percent (300%) of the last annual premium paid by the Company (or such Affiliate) for such insurance before the date of this Agreement (such amount being the “Maximum Premium”). If the Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 6.09(c), Parent shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 6.09(c), and if it so elects, the obligations under this Section 6.09(c) shall be satisfied so long as the Purchasers (or the Surviving Corporation) causes such policy to be maintained in effect for a period of six (6) years following the Effective Time; provided, that Parent is not required to pay more than the Maximum Premium for such “tail” insurance directors’ and officers’ liability policy.

(d)            The covenants contained in this Section 6.09 shall survive the consummation of the Merger, and are intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs and legal representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation shall assume the obligations set forth in this Section 6.09.

(e)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies. The provisions of this Section 6.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. Nothing in this Agreement, including this Section 6.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Covered Persons, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10         Shareholder Litigation. The Company shall promptly advise Parent orally and in writing by email of any Action brought by any shareholder of the Company or any other Person against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle or compromise any such Action without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed to the extent such settlement or compromise would not require any admission of fault by the Company, its Affiliates or Representatives or require the payment of any amount not covered by existing director and officer insurance coverage existing as of the date of this Agreement).

Section 6.11         Rule 16b-3. Prior to the Effective Time, the Company shall use reasonable best efforts to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions to the Company of Common Shares in the Merger (including derivative securities with respect to Common Shares) by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of the Company.

Section 6.12         Share Exchange De-listing. Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01         Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (other than the condition set forth in Section 7.01(b), which may not be waived) at or prior to the Closing Date of each of the following conditions:

(a)            No Injunctions or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the transactions contemplated by the Rollover Agreement.

(b)            Approval of Shareholders. The Required Shareholder Vote shall have been obtained.

(c)            Governmental Consents. The consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule II shall have been made or obtained, as applicable, in connection with the transactions contemplated by the Agreement or the Rollover Agreement and shall be in full force and effect.

Section 7.02         Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)            Representations and Warranties. (i) The representations and warranties of the Purchasers contained in Section 5.02 shall be true and correct in all material respects and (ii) all other representations and warranties of the Purchasers contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not prevent the consummation of the Merger, in the case of each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)            Covenants and Agreements. The covenants and agreements of each Purchaser set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.

(c)            Certificate. The Company shall have received a certificate of a senior executive officer of each of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 7.02(a) and Section 7.02(b) have been fulfilled.

Section 7.03      Conditions to the Obligation of Purchasers to Effect the Merger. The obligation of Purchasers to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a)            Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.02(a) and Section 4.08(b) shall be true and correct in all respects (other than in de minimis and immaterial respects in the case of Sections 4.02(a) or resulting from permitted exercises of existing outstanding equity awards set forth in Section 4.02(a) following the date of this Agreement), (ii) the representations and warranties of the Company contained in Section 4.04, Section 4.19 and Section 4.24 shall be true and correct in all material respects and (iii) the representations and warranties of the Company contained in this Agreement other than those specified in the foregoing clauses (i) and (ii) (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true and correct, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect, in the case of each of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date).

(b)            Covenants and Agreements. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.

(c)            Certificate. Parent and Merger Sub shall have received a certificate of a senior executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been fulfilled.

(d)            Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(e)            Outstanding Appraisal Rights. No more than seven percent (7%) of the Common Shares that are issued and outstanding immediately prior to the Effective Time shall be Dissenting Shares (other than (i) any such Dissenting Shares that are held by (A) a Rollover Shareholder, Farm Bureau Mutual Holding Company, Farm Bureau Multi-State Services, Inc, Western Agricultural Insurance Company, FBL Insurance Brokerage, LLC or any Subsidiary of any of the foregoing or (B) the directors and officers of the Persons identified in the foregoing clause (A) or (ii) any such Dissenting Shares the holders of which have failed to perfect, have effectively withdrawn or which otherwise have lost their rights to appraisal under the IBCA).

(f)            No Burdensome Condition. No Burdensome Condition shall have been imposed.

ARTICLE VIII

TERMINATION

Section 8.01      Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Required Shareholder Vote has been obtained) as follows:

(a)            By mutual written consent of Parent and the Company, which consent shall have been approved by the action of their respective boards of directors.

(b)            By either Parent or the Company, in each case by written notice to the other, if:

(i)            the Merger has not been consummated on or prior to July 11, 2021 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.08, the “Outside Date”); provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if such Party’s failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, the Outside Date shall be automatically extended to September 11, 2021, in which case the Outside Date shall be deemed for all purposes to be such later date;

(ii)            if any Governmental Entity shall have issued a Judgment, or there shall have been enacted any Law, in each case, permanently preventing or prohibiting the Merger, and such Judgment shall have become final and non-appealable or such Law remains in effect; provided, however, that a Party shall not have the right seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) if such Party has not complied with its obligations under this Agreement to use reasonable best efforts to remove such Judgment; or

(iii)            at the Company Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company Shareholders fail to approve this Agreement by the Required Shareholder Vote; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) if the failure to obtain the Required Shareholder Vote is due to the failure of Parent or any of the Rollover Shareholders to vote the Common Shares beneficially owned by it in accordance with Section 6.01(a) of the Rollover Agreement.

(c)            By Parent upon written notice to the Company:

(i)            if (A) at any time prior to adoption of this Agreement by the Required Shareholder Vote, the Special Committee effected an Adverse Company Recommendation or (B) the Company willfully and materially breached Section 6.04; or

(ii)            upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement (except with respect to Section 6.03 or Section 6.04) such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.03(a) or Section 7.03(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within fifteen (15) days following receipt of written notice of such breach or, if earlier, the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or the Rollover Agreement.

(d)            By the Company upon written notice to Parent upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.02(a) or Section 7.02(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within fifteen (15) days following receipt of written notice of such breach or, if earlier, the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.02      Effect of Termination. If this Agreement is terminated as provided in Section 8.01, this Agreement shall become null and void (except that the provisions of this Section 8.02, Section 8.03 and Article IX shall survive any termination of this Agreement); provided, that nothing in this Agreement shall relieve any Party from any liability resulting from any willful and material breach of this Agreement or fraud.

Section 8.03      Termination Fee; Expenses.

(a)            The Company shall pay, or cause to be paid, to Parent an amount equal to $18,477,300 (the “Termination Fee”) if Parent terminates this Agreement pursuant to Section 8.01(c)(i), which payment shall be made within two (2) Business Days after the termination of this Agreement.

(b)            If (i) (A) this Agreement is terminated pursuant to Section 8.01(b)(iii) and (B) prior to the date of the Company Shareholders’ Meeting an Acquisition Proposal shall have been made or publicly announced and such Acquisition Proposal shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the Company Shareholders’ Meeting or (ii) (A) this Agreement is terminated pursuant to Section 8.01(c)(ii) and (B) prior to the date of such breach an Acquisition Proposal shall have been made or publicly announced and such Acquisition Proposal shall not have been publicly withdrawn without qualification prior to such breach, then in either case of clauses (i) or (ii) the Company shall pay, or cause to be paid, all of Parent’s, Merger Sub’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided, that in no event shall the amount payable pursuant to this Section 8.03(b) exceed $5,279,229 (the amount payable pursuant to this Section 8.03(b), “Parent Expenses”); provided, that if within twelve (12) months after such termination, the Company either consummates an Acquisition Proposal or enters into a definitive agreement to consummate an Acquisition Proposal and the Company thereafter consummates such Acquisition Proposal (whether or not within such twelve (12) month period), then the Company shall upon the earliest of the consummation of such Acquisition Proposal or the entry into such definitive agreement with respect thereto, pay, or cause to be paid, to Parent an amount equal to the Termination Fee minus the Parent Expenses previously paid by the Company; provided, further, that for the purposes of this Section 8.03(b), references to “more than fifteen percent (15%)” in the definition of the term Acquisition Proposal shall be deemed to be references to “fifty percent (50%) or more.”

(c)            The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchasers would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Parent Expenses and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or Parent Expenses (or a portion of any such fees or expenses), the Company shall pay Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

(d)            All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(e)            In the event that Parent shall have the right to receive the Termination Fee or Parent Expenses, Parent’s right to receive such payment (and the fees and expenses set forth in Section 8.03(c)), if any, shall be the sole and exclusive remedy (other than with respect to any liability resulting from any willful and material breach of this Agreement by the Company) against the Company and any of the Company Subsidiaries or Affiliates for any and all losses suffered by Parent, Merger Sub, their respective Affiliates in connection with, or as a result of the failure, of the transactions contemplated by this Agreement to be consummated, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Action against the Company or any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination (other than with respect to any liability resulting from any willful and material breach of this Agreement by the Company).

(f)            Except as expressly contemplated by this Agreement, including this Section 8.03, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be the obligation of the Party incurring such expenses.

ARTICLE IX

MISCELLANEOUS

Section 9.01      Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements set forth herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02      Amendment. This Agreement may be amended by the Parties in writing by action of their respective boards of directors at any time before or after the Required Shareholder Vote has been obtained and prior to the filing of the Articles of Merger with the Iowa Secretary of State; provided, however, that, after the Required Shareholder Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval by the Company Shareholders without such further approval. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the Parties.

Section 9.03      Waiver. At any time prior to the Effective Time, any of the Parties may:

(a)            extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be;

(b)            waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or in any document delivered pursuant to this Agreement; or

(c)            subject to the provisions of Section 7.01 and Section 9.02, waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

Section 9.04      Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company with respect to this Agreement without first obtaining the approval of a majority of the Special Committee.

Section 9.05      Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Iowa, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 9.06      Consent to Jurisdiction. Each of the Parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Iowa District Court for Polk County or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Southern District of Iowa located in Des Moines, Iowa (“Chosen Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Chosen Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Chosen Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.09 or in any other manner permitted by applicable Law.

Section 9.07      Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.08      Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 9.08, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 9.08 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 9.08 before exercising any other right under this Agreement. If, prior to the Outside Date, any Party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other Party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.09      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by facsimile (with written confirmation of transmission) or email or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Parent or Merger Sub, to:

Farm Bureau Property & Casualty Insurance Company

5400 University Avenue

West Des Moines, IA 50266

Attention:               Edward G. Parker

Fax:                        (515) 225-4686

Email:                     eparker@ifbf.org

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:            Todd E. Freed

                            Jon A. Hlafter

Fax:                     (212) 735-2000

Email:                  todd.freed@skadden.com

                             jon.hlafter@skadden.com

If to the Company, to:

FBL Financial Group, Inc.

5400 University Avenue

West Des Moines, IA 50266

Attention:            Lori Geadelmann

Fax:                     (515) 453-3324

Email:                  Lori.Geadelmann@fbfs.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn Street

Chicago, Illinois 60603

Attention:            Brian J. Fahrney

                            Sean M. Carney

                            Jonathan A. Blackburn

Email:                 bfahrney@sidley.com

                            scarney@sidley.com

                            jblackburn@sidley.com

Section 9.10      Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Rollover Agreement contain the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 9.11      No Other Representations or Warranties.

(a)            Except for the representations and warranties contained in Article V, the Company acknowledges that (i) neither the Purchasers nor any other Person acting on behalf of any Purchaser makes any express or implied representation or warranty to the Company and (ii) neither the Purchasers nor any other Person acting on behalf of any Purchaser shall have or be subject to any liability to the Company or any of its Affiliates or their respective directors, officers or employees resulting from the distribution to the Company, or the Company’s use of, any information, documents, projections, forecasts or other material available or made available to the Company or its Representatives.

(b)            Except for the representations and warranties contained in Article IV, each of the Purchasers acknowledges that (a) neither the Company nor any other Person acting on behalf of the Company makes any express or implied representation or warranty to the Purchasers and (b) neither the Company nor any other Person acting on behalf of the Company shall have or be subject to any liability to the Purchasers or any of their Affiliates or their respective directors, officers or employees resulting from the distribution to any Purchaser, or any Purchaser’s use of, any information, documents, projections, forecasts or other material available or made available to the Purchasers.

Section 9.12      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be.

Section 9.13      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile or other electronic transmission) to the other Parties.

Section 9.14      No Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (a) each Covered Person and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (b) the right of the Company Shareholders to receive the Merger Consideration. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the Parties in accordance with Section 9.03(b) without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the Parties of risk associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.15      Severability. If any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

FARM BUREAU PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Duane J. Johnson, Jr.
Name: Duane J. Johnson, Jr.
Title: Secretary

5400 Merger Sub, Inc.

By:	/s/ Duane J. Johnson, Jr.
Name: Duane J. Johnson, Jr.
Title: Secretary

FBL FINANCIAL GROUP, INC.

By:	/s/ Daniel D. Pitcher
Name: Daniel D. Pitcher
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Schedule I

Rollover Shareholders

1.	Parent

2.	Iowa Farm Bureau Federation

Schedule II

Governmental Consents

1.	The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

2.	Approval by the Insurance Commissioner of the State of Iowa of the “Form A” Acquisition of Control Statement or receipt of an exemption therefrom issued by the Insurance Commissioner of the State of Iowa, in each case, in accordance with Section 521A.3 of the Iowa Code.

3.	If required, approval by the Insurance Commissioner of the State of Iowa of the investment by Parent in the Company and the Company Subsidiaries under Section 515.35 or Section 521A.2(3) of the Iowa Code.

4.	The approval by FINRA of the application filed by FBL Marketing Services, LLC pursuant to FINRA Rule 1017(a)(4).

EXHIBIT A

RESTATED ARTICLES OF INCORPORATION

OF

FBL FINANCIAL GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1007 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Restated Articles of Incorporation.

ARTICLE I – NAME

The name of the corporation is FBL Financial Group, Inc. (the “Corporation”).

ARTICLE II – DURATION

The Corporation shall have perpetual duration.

ARTICLE III – POWERS

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.

ARTICLE IV – CAPITAL STOCK

Section 1. The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 30,000,000 shares, which shall be divided into classes of which 5,000,000 shares shall be designated preferred stock without par value and 25,000,000 shares shall be designated common stock without par value.

Section 2. The common stock is subject to all the powers, rights, privileges, preferences and priorities of the preferred stock stated herein.

Section 3. No person holding shares of common stock may transfer, and the Corporation shall not register the transfer of such shares of common stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except as permitted in a shareholders’ agreement by and among the Corporation and its shareholders. The Corporation shall note on the certificates representing the shares of common stock the restrictions on transfer imposed by or described herein.

Section 4. No holder of any share of any class of stock of the Corporation shall have any preemptive right to subscribe for or acquire additional shares of stock of any class of the Corporation or warrants or options to purchase, or securities convertible into, shares of any class of stock of the Corporation.

Section 5. Whenever, at any time, dividends on the preferred stock shall have been paid or declared and set apart for payment, and after complying with respect to any retirement or sinking fund or funds for the preferred stock, the Board of Directors may declare and pay dividends on the common stock out of funds legally available for the payment of dividends, and the holders of shares of the preferred stock shall not be entitled to share therein.

Section 6. The preferred stock shall have voting powers, designations, preferences, and other special rights, qualifications, limitations and restrictions as follows:

1.            Designation and Amount; Restricted Transfer Issue.

(a)            The preferred stock shall be designated as Series B Cumulative Voting Preferred Stock with no par value (hereinafter referred to as “Series B Preferred Stock”) and the number of shares constituting this series shall be 5,000,000.

(b)            Shares of Series B Preferred Stock shall be initially issued only to a Farm Bureau organization as defined in paragraph 9 hereof. In the event any shares of Series B Preferred Stock shall, as a result of any transfer or otherwise, cease to be beneficially owned, directly or indirectly by a Farm Bureau organization, the shares of Series B Preferred Stock ceasing to be so owned shall immediately and without any further action by the Corporation or the holder thereof, become subject to redemption by the Corporation, at the option of the Corporation, pursuant to paragraph 5 hereof. Certificates representing shares of Series B Preferred Stock shall be legended to reflect such right of redemption.

2.            Dividends and Distributions.

(a)            Subject to the provision for adjustment hereinafter set forth, the holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available therefor, cumulative cash dividends (“Series B Dividends”) in an amount per share equal to Three Cents ($0.03) per share per annum, payable quarterly, one-fourth on the last day of March, June, September and December (each a “Dividend Payment Date”), to holders of record at the start of business on such Dividend Payment Date. In the event that any Dividend Payment Date shall fall on any day other than a business day, the dividend payment due on such Dividend Payment Date shall be paid on the business day immediately preceding such Dividend Payment Date. Series B Dividends shall begin to accrue on outstanding shares of Series B Preferred Stock from the date of issuance of such shares of Series B Preferred Stock. Series B Dividends shall accrue on a daily basis whether the Corporation shall have earnings or surplus at the time. Series B Dividends accrued for any period less than a full quarterly period shall be computed on the basis of a 360-day year of 30-day months. Accrued but unpaid Series B Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Series B Dividends.

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(b)            So long as any Series B Preferred Stock shall be outstanding, no dividend shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series B Preferred Stock as to dividends, unless there shall also be or have been declared or paid or set apart for payment on the Series B Preferred Stock, dividends for all dividend payment periods of the Series B Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend payment period of the Series B Preferred Stock and accumulated and unpaid or payable on such parity stock through the dividend payment period on such parity stock next preceding such dividend payment date. In the event that full cumulative dividends on the Series B Preferred Stock have not been declared and paid or set apart for payment when due, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of, any other class of stock or series thereof of the Corporation ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series B Preferred Stock until full cumulative dividends on the Series B Preferred Stock shall have been declared and paid or set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series B Preferred Stock, or (ii) the acquisition of shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of the Corporation, junior to the Series B Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for shares of any other stock ranking junior to the Series B Preferred Stock.

3.            Voting Rights. The holders of the shares of Series B Preferred Stock shall have the following voting rights:

(a)            The holders of Series B Preferred Stock shall, if the holder is a Farm Bureau organization as defined in paragraph 9 hereof, be entitled to vote on all matters submitted to a vote of the holders of common stock of the Corporation, voting together with the holders of common stock as one class. Each share of the Series B Preferred Stock shall be entitled to one vote, adjusted as provided in paragraph 7 hereof. Notwithstanding the preceding provisions of this paragraph 3(a), the voting rights of the Series B Preferred Stock specified in this paragraph 3(a) shall terminate automatically in the event such Series B Preferred Stock shall cease to be beneficially owned, directly or indirectly, by a Farm Bureau organization as defined in paragraph 9 hereof, with respect to the shares ceasing to be so owned.

(b)            Except as otherwise required by the Iowa Business Corporation Act or set forth herein, holders of Series B Preferred Stock shall have no special voting rights as a separate voting group and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for the taking of any corporate action; provided, however, that the vote of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a separate voting group, shall be necessary to adopt any alteration, amendment or repeal of any provision of the Restated Articles of Incorporation of the Corporation, as amended (including any such alteration, amendment or repeal effected by any merger or consolidation in which the Corporation is the surviving or resulting corporation) if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series B Preferred Stock so as to affect them adversely.

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4.            Liquidation, Dissolution or Winding-up.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation which remain after the debts or obligations of the Corporation have been paid and which are available for payment to shareholders and subject to the rights of the holders of stock of the Corporation ranking senior to or on a parity with the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, before any amount shall be paid or distributed among the holders of common stock or any other shares ranking junior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, liquidating distributions in cash in the amount of Sixty Cents ($0.60) per share, plus an amount in cash equal to all accrued and unpaid dividends thereon to the date fixed for distribution. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series B Preferred Stock and any other stock ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount to which they are entitled as provided by the foregoing provisions of this paragraph 4(a), the holders of shares of Series B Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

(b)            Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, transfer, exchange or lease of all or any portion of the assets of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up of the affairs of the Corporation for purposes of this paragraph 4, but the holders of Series B Preferred Stock shall nevertheless be entitled in the event of any such merger or consolidation to the rights provided by paragraph 6 hereof.

(c)            Written notice of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to holders of Series B Preferred Stock in such circumstances shall be payable, shall be given by first-class mail, postage prepaid, mailed not less than twenty (20) days prior to any payment date stated therein, to the holders of shares of Series B Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series B Preferred Stock.

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5.            Redemption at the Option of the Corporation.

(a)            Any shares of Series B Preferred Stock ceasing to be beneficially owned, directly or indirectly, by a Farm Bureau organization, shall be redeemable, in whole or in part, out of funds legally available therefor, at the option of the Corporation at any time after the date they ceased to be so owned by a Farm Bureau organization, at the price of Sixty Cents ($0.60) per share plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption (the “Redemption Price”).

(b)            On and after the date when less than Ten Percent (10%) of the common stock of the Corporation is owned, directly or indirectly, by a Farm Bureau organization, any shares of Series B Preferred Stock shall be redeemable, in whole or in part, out of funds legally available therefor, at the option of the Corporation at any time at the Redemption Price.

(c)            Unless otherwise required by law, notice of redemption will be sent to the holders of Series B Preferred Stock at the address shown on the books of the Corporation or any transfer agent for the Series B Preferred Stock by first class mail, postage prepaid, mailed not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Upon the date fixed for redemption, the Corporation shall set aside cash funds having a value equal to the aggregate Redemption Price for the shares of Series B Preferred Stock to be redeemed. Payment of the Redemption Price shall be made by the Corporation within five (5) days after the date fixed for redemption upon surrender of the certificates evidencing the shares of Series B Preferred Stock so redeemed, properly endorsed or assigned for transfer.

(d)            From and after the date fixed for redemption, and provided the Corporation shall have set aside funds sufficient to redeem the shares, dividends on shares of Series B Preferred Stock called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding and all rights in respect of such shares of the Corporation shall cease, except the right to receive the Redemption Price therefor, without interest, upon surrender to the Corporation of the certificates evidencing such shares, properly endorsed or assigned for transfer. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Corporation shall redeem a portion of the shares of each holder which is not a Farm Bureau organization determined pro rata based on the number of shares held by each such holder.

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6.            Consolidation, Merger, etc.

(a)            In the event that the Corporation shall consummate any consolidation or merger or similar transaction, however named, pursuant to which the outstanding shares of common stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Corporation), and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of Series B Preferred Stock shall be assumed by and shall become preferred stock of such successor or resulting corporation, having in respect of such corporation insofar as possible the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction. The rights of the Series B Preferred Stock as preferred stock of such successor or resulting corporation shall successively be subject to adjustments pursuant to paragraph 7 hereof after any such transaction as nearly equivalent to the adjustments provided for by such paragraph prior to such transaction. The Corporation shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of the Series B Preferred Stock shall be assumed and authorized by the successor or resulting corporation as aforesaid.

(b)            In the event the Corporation shall enter into any agreement providing for any consolidation or merger or similar transaction described in paragraph 6(a), then the Corporation shall as soon as practicable thereafter (and in any event at least ten (10) business days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of Series B Preferred Stock and each such holder shall have the right to elect, by written notice to the Corporation, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Corporation or the successor of the Corporation, in redemption and retirement of such Series B Preferred Stock, a cash payment equal to the amount payable in respect of shares of Series B Preferred Stock at the Redemption Price. No such notice of redemption shall be effective unless given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction, unless the Corporation or the successor of the Corporation shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Corporation prior to the close of business on the fifth business day prior to consummation of such transaction.

7.            Anti-dilution Voting Adjustments.

(a)            In the event the Corporation shall, at any time or from time to time while any of the shares of the Series B Preferred Stock are outstanding, (i) pay any dividend or make a distribution in respect of the common stock in shares of common stock, (ii) subdivide the outstanding shares of common stock, or (iii) combine the outstanding shares of common stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation to which paragraph 6 hereof does not apply) or otherwise, the voting rights of a share of Series B Preferred Stock in effect immediately prior to such action shall be adjusted by multiplying such voting right by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately before such event. An adjustment made pursuant to this paragraph 7(a) shall be given effect, upon declaration of such a dividend or distribution, as of the record date for the determination of shareholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

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(b)            Notwithstanding any other provisions of this paragraph 7, the Corporation shall not be required to make any adjustment of the voting rights of Series B Preferred Stock unless such adjustment would require an increase or decrease of at least one percent (1%) in the voting rights. Any lesser adjustment shall be carried forward and shall be made no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in the voting rights.

(c)            If the Corporation shall make any dividend or distribution of the common stock or issue any common stock, other capital stock or other security of the Corporation or any rights or warrants to purchase or acquire any such security, which transaction does not result in an adjustment to the voting rights pursuant to the foregoing provisions of this paragraph 7, the Board of Directors of the Corporation shall consider whether such action is of such a nature that an adjustment to the voting rights should equitably be made in respect of such transaction. If in such case the Board of Directors of the Corporation determines that an adjustment to the voting rights should be made, an adjustment shall be made effective as of such date, as determined by the Board of Directors of the Corporation. The determination of the Board of Directors of the Corporation as to whether an adjustment to the voting rights of the Series B Preferred Stock should be made pursuant to the foregoing provisions of this paragraph 7(c), and, if so, as to what adjustment should be made and when, shall be final and binding on the Corporation and all shareholders of the Corporation.

(d)            Whenever an adjustment to the voting rights of the Series B Preferred Stock is required pursuant hereto, the Corporation shall forthwith place on file with the transfer agent for the common stock and the Series B Preferred Stock, if any, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the voting rights (as appropriately adjusted), of the Series B Preferred Stock. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment, including any determination of fair market value involved in such computation. Promptly after each adjustment to the voting rights of the Series B Preferred Stock, the Corporation shall mail a notice thereof to each holder of shares of the Series B Preferred Stock.

8.             Ranking; Retirement of Shares.

(a)            The Series B Preferred Stock shall rank senior to the common stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up of the Corporation, and, unless otherwise provided in the Restated Articles of Incorporation of the Corporation, or a certificate of designation relating to any other series of preferred stock of the Corporation, the Series B Preferred Stock shall rank on a parity with all other series of the Corporation’s preferred stock, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

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(b)            Any shares of Series B Preferred Stock acquired by the Corporation by reason of the redemption of such shares as provided herein, or otherwise so acquired, shall be retired as shares of Series B Preferred Stock and restored to the status of authorized but unissued shares of preferred stock of the Corporation, undesignated as to series, and may thereafter be reissued as part of a new series of such preferred stock as permitted by law.

9.             Definition of Farm Bureau Organization. For purposes hereof, “Farm Bureau organization” shall mean (i) the American Farm Bureau Federation, an Illinois not for profit corporation formed to promote agriculture and to correlate and strengthen various state Farm Bureau federations, county Farm Bureau federations and any other state organizations controlled by or under common control with any of such federations; and (ii) the state Farm Bureau federations, the county Farm Bureau federations, and all corporations, partnerships, and other entities controlled by or under common control with the American Farm Bureau Federation, any state Farm Bureau federation, or any county Farm Bureau federation, or entity authorized by the American Farm Bureau Federation to use the trade-names, “Farm Bureau” or “FB” in its name or operations.

10.           Miscellaneous.

(a)            All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) business days after the mailing thereof if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: (i) if to the Corporation, to its office at 5400 University Avenue, West Des Moines, Iowa 50266 (Attention: Secretary) or other agent of the Corporation designated as permitted herein, or (ii) if to any holder of the Series B Preferred Stock or common stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series B Preferred Stock or common stock, as the case may be), or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

(b)            The term “common stock” as used herein means the Corporation’s no par value common stock, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

(c)            The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

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(d)            Unless otherwise provided in the Restated Articles of Incorporation of the Corporation, all payments in the form of dividends, distributions on voluntary or involuntary dissolution, liquidation or winding-up or otherwise made upon the shares of Series B Preferred Stock and any other stock ranking on a parity with the Series B Preferred Stock with respect to such dividend or distribution shall be made pro rata, so that amounts paid per share on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that the required dividends, distributions or payments, as the case may be, then payable per share on the shares of the Series B Preferred Stock and such other stock bear to each other.

(e)            The Corporation may (but shall not be required to) appoint, and from time to time discharge and change, a transfer agent for the Series B Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of Series B Preferred Stock.

ARTICLE V – REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office in Iowa and the name of its registered agent at that office is Edward G. Parker, 5400 University Avenue, West Des Moines, Iowa 50266.

ARTICLE VI – DIRECTORS

Section 1. Except as otherwise provided by law, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board of Directors.

Section 2. The number of members of the Board of Directors and the procedures for electing directors shall be set forth in a shareholders’ agreement by and among the Corporation and its shareholders.

ARTICLE VII – PERSONAL LIABILITY OF DIRECTORS

A director of this Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. No amendments to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of said director occurring prior to such amendment or repeal. If Iowa law is hereafter changed to permit further elimination or limitation of the liability of directors for monetary damages to the Corporation or its shareholders, then the liability of a director of this Corporation shall be automatically eliminated or limited to the full extent then permitted without further action of the Corporation or its Board of Directors. The directors of this Corporation have agreed to serve and assume the duties of directors in reliance upon the provisions of this Article.

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ARTICLE VIII – INDEMNIFICATION OF DIRECTORS

Each individual who is or was a director of the Corporation (and the heirs, executors, personal representatives or administrators of such individual) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. An Indemnitee shall be indemnified by the Corporation for any action taken, or failure to take any action, as a director, except liability for (1) receipt of a financial benefit to which the person is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of section 490.833 of the Code of Iowa; and (4) an intentional violation of criminal law. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Corporation the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. This Article shall prevail over any inconsistent bylaw or resolution adopted by the Corporation.

CERTIFICATE OF ADOPTION

The duly adopted Restated Articles of Incorporation set forth above supersede the original articles of incorporation and all amendments thereto and consolidate the original articles of incorporation and all amendments thereto into a single document. The Restated Articles of Incorporation amend the articles of incorporation, requiring shareholder approval. The Restated Articles of Incorporation were duly approved by the shareholders in the manner required by the Iowa Business Corporation Act and by the articles of incorporation.

IN WITNESS WHEREOF, I have set my hand hereto this ______ day of ____________, 2021.

FBL FINANCIAL GROUP, INC.

By:
Duane J. Johnson, Jr.
Secretary, FBL Financial Group, Inc.

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EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

FBL FINANCIAL GROUP, INC.

ARTICLE I – OFFICES

The principal office of the corporation in the State of Iowa shall be located in the City of West Des Moines. The corporation may have such other offices, either within or without the State of Iowa, as the Board of Directors may designate or as the business of the corporation may require from time to time.

ARTICLE II – SHAREHOLDERS

Section 1. Annual Meeting. The regular annual meeting of the shareholders shall be held each year at such time and on such day as shall be fixed by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Iowa, such meeting shall be held on the next succeeding business day. If the election of the directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

Section 2. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman and shall be called upon written request of a majority of the Board of Directors. Such request must specify the purpose for which the meeting is to be called, and the business to be considered at the meeting shall be limited to that stated in such written notice.

Section 3. Place of Meeting. The Board of Directors may designate any place, either within or without the State of Iowa, as the place of meeting for any annual meeting or for any special meeting of shareholders called by the Board of Directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the registered office of the corporation in the State of Iowa.

Section 4. Notice of Meeting. Written notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) days (unless a longer period is required by law or the articles of incorporation) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Directors, the Chairman, the Secretary or any other officer or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his, her or its address as it appears on the share record books of the corporation, with postage thereon prepaid.

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Section 5. Adjournment. Any meeting of shareholders may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. No notice of the time or place of an adjournment need be given if the time and place are announced at the meeting at which an adjournment is taken, unless the adjournment is for more than thirty (30) days or a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each shareholder. Unless a new record date for the adjourned meeting is fixed, the determination of shareholders of record entitled to notice of or to vote at the meeting at which adjournment is taken shall apply to the adjourned meeting.

Section 6. Quorum. Except as otherwise provided in the articles of incorporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by law or the articles of incorporation. Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares represented at a meeting which initially had a quorum may adjourn the meeting from time to time without further notice.

Section 7. Conduct of Meeting. The Chairman, and in his or her absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

Section 8. Proxies. At all meetings of shareholders, a shareholder entitled to vote may vote in person or by proxy appointed in writing (including by means of electronic transmission) by the shareholder or by his, her or its duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting. Unless otherwise provided in the proxy and supported by sufficient interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting.

Section 9. Voting of Shares. Each outstanding share shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or series are enlarged, limited or denied by the articles of incorporation.

Section 10. Waiver of Notice by Shareholders. Whenever any notice is required to be given to any shareholder of the corporation under the articles of incorporation or bylaws or any provision of the Iowa Business Corporation Act, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where the person attends for the express purpose of objecting to the transaction of any business.

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Section 11. Shareholders Consent Without Meeting. Any action required or permitted by the articles of incorporation or bylaws or any provision of law to be taken at a meeting of the shareholders may be taken without a meeting, prior notice or vote, if a consent in writing, setting forth the action so taken, shall be signed by all shareholders entitled to vote on such action at a meeting.

ARTICLE III – BOARD OF DIRECTORS

Section 1. General Powers and Number. The business and affairs of the corporation shall be managed by its Board of Directors. The number of directors of the corporation shall be such number as may be designated from time to time by the shareholders.

Section 2. Tenure and Qualifications. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been qualified and elected, or until his or her prior death, resignation or removal. A director may be removed from office by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of shareholders called for that purpose. A director may resign at any time by filing his or her written resignation with the Secretary of the corporation. Directors need not be residents of the State of Iowa.

Section 3. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders that precedes it, or such other suitable place as may be announced at such meeting of shareholders.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman or the majority of directors. The Chairman or directors calling any special meeting of the Board of Directors may fix any place, either within or without the State of Iowa, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, then the place of the meeting shall be the registered office of the corporation in the State of Iowa.

Section 5. Notice; Waiver. Written notice of each special meeting of the Board of Directors shall be given to each director not less than two (2) days prior to a meeting by delivering or mailing notice to such director. If mailed, then such notice shall be deemed to be delivered when deposited in the United States mail, with postage thereon prepaid. Whenever any notice is required to be given to any director of the corporation under the articles of incorporation or bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

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Section 6. Quorum. Except as otherwise provided by law or by the articles of incorporation or these bylaws, a majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 7. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law or by the articles of incorporation or these bylaws.

Section 8. Conduct of Meetings. The Chairman, and in his or her absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any Assistant Secretary or any director or other person present to act as secretary of the meeting.

Section 9. Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors; provided that in case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

Section 10. Compensation. The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee.

Section 11. Presumption of Assent. A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof of which he or she is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action

Section 12. Committees. The Board of Directors by resolution adopted by the affirmative vote of a majority of the directors may designate one or more committees, each committee to consist of one or more directors and/or officers elected by the Board of Directors, which to the extent provided in said resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Each such committee shall fix its own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

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Section 13. Unanimous Consent Without Meeting. Any action required or permitted by the articles of incorporation or bylaws or any provision of law to be taken by the Board of Directors or any committee thereof at a meeting may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

Section 14. Telephonic Meetings. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

ARTICLE IV – OFFICERS

Section 1. Number. The principal officers of the corporation shall be a Chairman and a Secretary, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any number of offices may be held by the same person.

Section 2. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, then such election shall be held as soon thereafter as conveniently may be. Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal. Any officer may resign at any time upon written notice to the corporation. Failure to elect officers shall not dissolve or otherwise affect the corporation.

Section 3. Removal. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment shall not of itself create contract rights.

Section 4. Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term.

Section 5. Chairman. The Chairman shall, when present, preside at all meetings of the Board of Directors and all meetings of shareholders.

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Section 6. Secretary. The Secretary shall: (a) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for such purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records of the corporation; (d) keep or arrange for the keeping of a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the Chairman certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the share transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the Chairman or by the Board of Directors.

Section 7. Assistants and Acting Officers. The Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

ARTICLE V – CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1. Contracts. The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the Chairman and by the Secretary; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

Section 2. Loans. No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors. Such authorization may be general or confined to specific instances.

Section 3. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, or agent or agents, and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

Section 4. Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board of Directors.

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Section 5. Voting of Securities Owned by the Corporation. Subject to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the Chairman of this corporation if he or she is present, or in his or her absence, by the Secretary of this corporation if he or she is present, and (b) whenever, in the judgment of the Chairman, or in his or her absence, of the Secretary, it is desirable for this corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy or consent shall be executed in the name of this corporation by the Chairman or the Secretary of this corporation, without necessity of any authorization by the Board of Directors or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this corporation the same as such shares or other securities might be voted by this corporation.

ARTICLE VI – CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares. Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such certificates shall be signed by the Chairman and by the Secretary.

Section 2. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

Section 3. Lost, Destroyed or Stolen Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his, her or its legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4. Share Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Iowa as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

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ARTICLE VII - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. General. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, except for any of the following: (1) receipt of a financial benefit to which the director or officer was not entitled; (2) an intentional infliction of harm on the corporation or its shareholders; (3) a violation by a director of section 490.833 of the Iowa Business Corporation Act; (4) an intentional violation of criminal law; and, (5) in the case of an officer, liability in connection with a proceeding by or in the right of corporation other than for reasonable expenses incurred in connection with the proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the director or officer did not meet the relevant standard of conduct.

Section 2. Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if liability was precluded by article VII of the corporation’s articles of incorporation or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, or adjudged to be liable on the basis that such person received a financial benefit to which he was not entitled, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

Section 3. Indemnification in Certain Cases. To the extent that a director or officer of the corporation has been successful on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VII, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Procedure. Any indemnification under Sections 1 and 2 of this Article VII (unless ordered by a court) shall be made by the corporation only as authorized for a specific proceeding after a determination that indemnification of the director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made by any means authorized by law, including, without limitation, by any one of the following:

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If there are two or more disinterested directors, by the Board of Directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote.

By special legal counsel selected in the manner prescribed in paragraph “a”, or if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate.

By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director shall not be voted on the determination.

Section 5. Advances for Expenses. Expenses incurred in defending a civil or criminal action, suit, or proceeding shall, after authorization as provided by the Iowa Business Corporation Act, be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay any funds advanced if the director or officer is not entitled to mandatory indemnification under the Iowa Business Corporation Act and it is ultimately determined that the director or officer has not met the relevant standard of conduct described in section 490.851 or section 490.856, respectively, of the Iowa Business Corporation Act.

Section 6. Rights Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices.

Section 7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

Section 8. Definition of Corporation. For the purposes of this Article VII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

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Section 9. Survival Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII – MISCELLANEOUS

Section 1. No Corporate Seal. The corporation shall not have a corporate seal.

Section 2. Fiscal Year. The fiscal year of the corporation for accounting and income tax purposes shall begin on the first day of January and end on the thirty-first day of December each year.

Section 3. Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Iowa Business Corporation Act or the articles of incorporation or these bylaws (as each may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Iowa (or, if no state court located within the State of Iowa has jurisdiction, a federal court located within the State of Iowa).

ARTICLE IX – AMENDMENT

Section 1. By Shareholders. These bylaws may be adopted, amended or repealed and new bylaws may be adopted by the shareholders entitled to vote at any meeting of shareholders, provided the amendment under consideration has been set forth in the notice of meeting, by the affirmative vote of not less than a majority of the shares present or represented at any meeting at which a quorum is in attendance.

Section 2. By Board of Directors. These bylaws may be adopted, amended or repealed by the Board of Directors by the affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no bylaw adopted by the shareholders shall be amended or repealed by the Board of Directors if the bylaws so provide.

The undersigned certifies that the foregoing bylaws were duly adopted by a majority vote of the Board of Directors of the corporation on this ____ day of ________, 2021.

By:

Title:

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